Exhibit 10.57

64 Sidney Street
Cambridge, Massachusetts
LANDLORD

FC 64 SIDNEY, INC.
TENANT

GENZYME CORPORATION

TABLE OF CONTENTS
Page
Article I. RECITALS AND DEFINITIONS    4
Section 1.1    Recitals    4
Section 1.2    Definitions    4
Section 1.3    Exhibits    5
Article II. PREMISES AND TERM    6
Section 2.1    Premises    6
Section 2.2    Appurtenant Rights    6
Section 2.3    Landlord’s Reservations    7
Section 2.4    Parking    7
Section 2.5    Commencement Date    8
Section 2.6    Extension Options    8
Article III. RENT AND OTHER PAYMENTS    9
Section 3.1    Annual Fixed Rent    9
Section 3.2    Real Estate Taxes    10
Section 3.3    Operating Expenses    11
Section 3.4    Other Utility Charges    14
Section 3.5    Above-standard Services    14
Section 3.6    No Offsets    14
Section 3.7    Tenant’s Audit Rights    14
Article IV. ALTERATIONS    15
Section 4.1    Consent Required for Tenant’s Alterations    15
Section 4.2    Ownership of Alterations    15
Section 4.3    Construction Requirements for Alterations    16
Section 4.4    Payment for Tenant Alterations    16
Article V. RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES    17
Section 5.1    Maintenance of Building and Common Areas by Landlord    17
Section 5.2    Maintenance of Premises by Tenant    17
Section 5.3    Delays in Landlord’s Services    18
Article VI. TENANT COVENANTS    19
Section 6.1    Permitted Uses    19
Section 6.2    Laws and Regulations    20
Section 6.3    Rules and Regulations; Signs    20
Section 6.4    Safety Compliance    20
Section 6.5    Landlord’s Entry    20
Section 6.6    Floor Load    21
Section 6.7    Personal Property Tax    21
Section 6.8    Assignment and Subleases    21
Article VII. INDEMNITY AND INSURANCE    22
Section 7.1    Indemnity    22

Section 7.2    Liability Insurance    23
Section 7.3    Alterations; Improvements and Betterments; Personal Property at Risk    24
Section 7.4    Landlord’s Insurance    24
Section 7.5    Waiver of Subrogation    24
Article VIII. CASUALTY AND EMINENT DOMAIN    25
Section 8.1    Restoration Following Casualties    25
Section 8.2    Landlord’s Termination Election    25
Section 8.3    Tenant’s Termination Election    25
Section 8.4    Casualty at Expiration of Lease    26
Section 8.5    Eminent Domain    26
Section 8.6    Rent After Casualty or Taking    26
Section 8.7    Taking Award    26
Article IX. DEFAULT    27
Section 9.1    Tenant’s Default    27
Section 9.2    Damages    28
Section 9.3    Cumulative Rights    28
Section 9.4    Landlord’s Self-help    29
Section 9.5    Enforcement Expenses    29
Section 9.6    Late Charges and Interest on Overdue Payments    29
Section 9.7    Landlord’s Right to Notice and Cure    29
Article X. MORTGAGEES’ AND GROUND LESSORS’ RIGHTS    30
Section 10.1    Subordination and Attornment    30
Section 10.2    Prepayment of Rent not to Bind Mortgagee    30
Section 10.3    Tenant’s Duty to Notify Mortgagee; Mortgagee’s Ability to Cure    30
Section 10.4    Estoppel Certificates    31
Article XI. MISCELLANEOUS    32
Section 11.1    Notice of Lease    32
Section 11.2    Notices    32
Section 11.3    Successors and Limitation on Liability on the Landlord    33
Section 11.4    Waivers by the Landlord or Tenant    33
Section 11.5    Acceptance of Partial Payments of Rent    33
Section 11.6    Interpretation and Partial Invalidity    33
Section 11.7    Quiet Enjoyment    34
Section 11.8    Brokerage    34
Section 11.9    Surrender of Premises and Holding Over.    34
Section 11.10    Ground Lease    35
Section 11.11    Security Deposit    35
Section 11.12    Financial Reporting    35
Section 11.13    Cambridge Employment Plan    35
Section 11.14    Parking and Transportation Demand Management.    35

LEASE
ARTICLE I

RECITALS AND DEFINITIONS
Section 1.1    Recitals.
This Lease (this “Lease”) is entered into as of November 30, 2005, by and between FC 64 SIDNEY, INC., an Ohio corporation, (the “Landlord”), and GENZYME CORPORATION, a Massachusetts corporation (the “Tenant”).
In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.
Section 1.2    Definitions.
The following terms shall have the meanings indicated or referred to below:
“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation, the Tenant’s parking charges as provided in Section 2.4 and Exhibit A; the Tenant’s Tax Expense Allocable to the Premises as provided in Section 3.2; the Tenant’s Operating Expenses Allocable to the Premises in accordance with Section 3.3; amounts payable for special services pursuant to Section 3.5; the Landlord’s share of any sublease or assignment proceeds pursuant to Section 6.8.
“Annual Fixed Rent” - See Exhibit A and Section 3.1.
“Building” means the Richards Building containing office space located at 64 Sidney Street, Cambridge, Massachusetts.
“Commencement Date” - See Section 2.5.
“Common Building Areas” means those portions of the Building which are not part of the Premises and to which the Tenant has appurtenant rights pursuant to Section 2.2.
“External Causes” means, collectively, (i) Acts of God, war, civil commotion, fire, flood or other casualty, strikes or other extraordinary labor difficulties, shortages of labor or materials or equipment in the ordinary course of trade, government orders or regulations enacted or promulgated after the date of this Lease, or other cause not reasonably within the Landlord’s or Tenant’s control and not due to the fault or neglect of the Landlord or Tenant, and (ii) any act, failure to act or neglect of the Tenant or Landlord or the Tenant’s or Landlord’s servants, agents, employees, licensees or any person claiming by, through or under the Tenant or Landlord, as the case may be, which delays the Landlord or Tenant, as the case may be, in the performance of any act required to be performed by the Landlord or Tenant, as the case may be, under this Lease.
“Initial Term” - See Exhibit A.
“Land” means the parcel of land situated in Cambridge, Massachusetts, described in Exhibit B.
“Landlord’s Original Address” - See Exhibit A.
“Lease Year” means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof.
“Permitted Uses” - See Exhibit A.
“Premises” - See Exhibit A and Section 2.1.
“Property” means the Land and the Building.
“Tenant’s Original Address” - See Exhibit A.
“Term” means the Initial Term (as defined in Exhibit A).
“University Park” means the area in Cambridge, Massachusetts, bounded on the North side by Massachusetts Avenue, Green and Blanche Streets, on the East side by Landsdowne, Cross and Purrington Streets, on the South side by Pacific Street and on the West side by Brookline Street, as shown on Exhibit B-l.
Section 1.3    Exhibits.
The Exhibits to this Lease, which are listed herein below, are incorporated herein by this reference and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits, including any Exhibits not attached but separately delivered to Tenant, are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stipulated therein.
EXHIBIT A    -    Basic Lease Terms
EXHIBIT B    -    Legal Description
EXHIBIT B-l    -    Map of University Park
EXHIBIT B-2    -    Depiction of Premises
EXHIBIT C    -    Work Letter
EXHIBIT D    -    Standard Services
EXHIBIT E    -    Rules and Regulations
EXHIBIT F    -    Roof Equipment
EXHIBIT G    -    Removable Items

ARTICLE II.

PREMISES AND TERM
Section 2.1    Premises.
The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises. The Premises shall exclude the office entry and office lobby of the Building, first floor elevator lobby, first floor mail room, atrium, bridges and walkways, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinklers, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, loading docks and bays, rooftop mechanical penthouses to the extent they house Building equipment, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common other parts of the Building. If the Premises at any time includes less than the entire rentable floor area of any floor of the Building, the Premises shall also exclude the common corridors, vestibules, elevator lobby and toilets located on such floor. The Tenant acknowledges that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of the Landlord with respect to the Premises, the Building or the Property or with respect to the suitability of any of them for the conduct of the Tenant’s business. The taking of possession of the Premises by the Tenant shall conclusively establish that the Premises and the Building were at such time in satisfactory condition, order and repair, latent defects only, excepted. Landlord hereby represents that to the best of Landlord’s knowledge, the Building is in compliance with the Americans with Disabilities Act of 1990 (“ADA”).
Section 2.2    Appurtenant Rights.
The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others, subject to reasonable rules of general applicability to occupants of the Building from time to time made by the Landlord of which the Tenant is given notice: (i) the office entry, office vestibules and office lobby of the Building, first floor mail room, the common stairways, elevators, elevator wells, boiler room, elevator rooms, sprinkler rooms, mechanical rooms, electric and telephone closets, janitor closets, loading docks and bays, rooftop mechanical penthouses to the extent they house Building equipment, and the pipes, sprinklers, ducts, conduits, wires and appurtenant fixtures and equipment serving the Premises in common with others, (ii) common walkways and driveways necessary or reasonably convenient for access to the Building, (iii) access to loading area and freight elevator subject to Landlord’s reasonable rules and regulations in effect from time to time and applicable to all occupants of the Building and of which the Tenant is given notice, (iv) if the Premises at any time include less than the entire rentable floor area of any floor, the common toilets, corridors, vestibules, and elevator lobby of such floor, and (v) such other common areas and facilities of the Building and the Land necessary for access to or beneficial use of the Premises. Additionally, Tenant shall have the right to locate equipment on the roof of the Building, as designated on Exhibit F (“Roof

Equipment”), subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord hereby approves and consents to Tenant’s use of the roof for the operation, maintenance and replacement of Tenant’s existing equipment on the roof of the Building and the location of such existing equipment.
Section 2.3    Landlord’s Reservations.
The Landlord reserves the right from time to time, at reasonable times and upon prior written notice to Tenant (except in emergency situations), without unreasonable interference with the Tenant’s use: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures and equipment, wherever located in the Premises or the Building, and (ii) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Landlord acknowledges that Tenant has or will have so-called “clean rooms” located within the Premises, and Landlord shall not enter Tenant’s “clean rooms” without Tenant’s prior consent and without accompaniment by a representative of Tenant, except in case of emergency.
Section 2.4    Parking.
The Landlord shall provide and the Tenant shall pay for parking privileges for use by the Tenant’s employees, business invitees and visitors in accordance with Exhibit A. The Landlord shall operate, or cause to be operated, a parking garage known as the 80 Landsdowne Street Garage (the “Garage”) to serve the Building and other buildings in University Park. The Tenant’s parking privileges shall be initially located in the Garage and shall be on a nonexclusive basis (i.e., no reserved spaces); provided, however, Landlord agrees that the Garage shall be operated so as to maintain therein sufficient spaces to accommodate Tenant’s parking privileges described in Exhibit A. However, Tenant’s parking privileges may be relocated by Landlord, upon reasonable prior notice to Tenant from Landlord, to another parking garage within University Park. All monthly users will have unlimited access to the Garage twenty-four (24) hours per day, seven days per week.
The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the reasonable rules and regulations promulgated by the Landlord, of which Tenant is given written notice, with respect to the use of the parking facilities provided by the Landlord pursuant to this Lease. If there are any conflicts between the provisions of such rules and regulations and any provisions of this Lease, the provisions of this Lease shall govern.
Charges for Tenant’s parking privileges hereunder shall be at the current monthly rate applicable for such spaces and shall constitute Additional Rent and shall be payable monthly to Landlord, during the Term, from and after the Commencement Date at the time and in the fashion in which Annual Fixed Rent under this Lease is payable.
At any time during the Term Landlord shall have the right to assign Landlord’s obligations to provide parking, as herein set forth, together with Landlord’s right to receive

Additional Rent for such parking spaces as herein provided, to a separate entity created for the purpose of providing the parking privileges set forth herein. In such event, Landlord and Tenant agree to execute and deliver appropriate documentation, including documentation with the new entity, reasonably necessary to provide for the new entity to assume Landlord’s obligations to provide the parking privileges to Tenant as specified herein and for the Tenant to pay the Additional Rent attributable to the parking privileges directly to the new entity. Notwithstanding the foregoing, any failure of such assignee to provide to Tenant the parking privileges set forth herein shall be a Landlord default under this Lease.
Section 2.5    Commencement Date.
“Commencement Date” means February 8, 2006.
Section 2.6    Extension Options.
Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant and the Tenant is, as of the date of exercise and as of the commencement date of the Extension Term (as such term is defined below), actually occupying sixty percent (60%) or more of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for two (2) successive periods of three (3) years each (each such three (3) year period an “Extension Term”).
(a)    Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least nine (9) months prior to the expiration of the then current Term. Upon the giving of such notice, this Lease and the Term hereof shall be extended for an additional term of three (3) years without the necessity for the execution of any additional documents except a document evidencing the Annual Fixed Rent for the Extension Term to be determined as set forth below. Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term. In no event shall the Term hereof be extended for more than six (6) years after the expiration of the Initial Term.
(b)    Each Extension Term shall be upon all the terms, conditions and provisions of this Lease except the Annual Fixed Rent during each such three (3) year Extension Term shall be the then Extension Fair Rental Value of the Premises for such Extension Term to be determined under this Section 2.6.
(c)    For purposes of each Extension Term described in this Section 2.6, the Extension Fair Rental Value of the Premises shall mean ninety-five percent (95%) of the then current fair market annual rent for leases of other space similarly improved, taking into account the condition to which such premises have been improved (excluding Removable Alterations) and the economic terms and conditions specified in this Lease that will be applicable thereto, including the savings, if any, due to the absence or reduction of brokerage commissions; provided, however, in no event shall the Extension Fair Rental Value be an amount that is less than the Annual Fixed Rent due during the period immediately preceding such extension. The Landlord and Tenant shall endeavor to agree upon the Extension Fair Rental Value of the Premises within thirty (30) days after the Tenant has exercised an option for an Extension Term. If the Extension Fair Rental Value of the Premises is not agreed upon by the Landlord and the Tenant within this time frame, each of the Landlord and the Tenant shall retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing (including brokering) similar commercial real estate in the Cambridge, Massachusetts area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Extension Fair Rental Value. The Landlord and the Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within forty-five (45) days after the last day of the thirty (30) day period referred to above in this Section 2.6, then the determination set forth in the other party’s report shall be final and binding upon the parties. If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the average of these determinations shall be deemed to be the Extension Fair Rental Value for the Premises. If these determinations differ by more than ten percent (10%), then the Landlord and the Tenant shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to the Extension Fair Rental Value for the Premises. If the Landlord and the Tenant cannot agree upon the designation of the Final Professional within ten (10) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, the Landlord and the Tenant shall each submit to the Final Professional a copy of their respective real estate professional’s determination of the Extension Fair Rental Value for the Premises. The Final Professional shall then, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Extension Fair Rental Value (the “Final Professional’s Valuation”). The Final Professional shall give notice of the Final Professional’s Valuation to the Landlord and the Tenant and such decision shall be final and binding upon the Landlord and the Tenant, unless Landlord or Tenant provide written notice of disapproval to the other party within ten (10) days of its receipt of the Final Professional’s Valuation. In the event that Landlord or Tenant disapproves of the Final Professional’s Valuation, (i) the disapproving party shall be responsible for payment to all third party appraisers utilized in connection with the process set forth in this Section 2.6, and (ii) the Lease shall be terminated effective three (3) months following the end of the original term (Tenant shall pay rent at the Annual Fixed Rent during such three (3) month period). In the event that Landlord and Tenant do not terminate this Lease pursuant to the preceding sentence and the term of the Lease is extended, each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and one-half of the fees and expenses of the Final Professional. In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefor (the “Extension Rent Determination Date”), then the Tenant shall pay the Annual Fixed Rent at the greater of (i) the rate specified by the Landlord in its proposed Extension Fair Rental Value or (ii) the then applicable Fixed Rental Rate (such greater amount being referred to as the “Interim Rent”). If the Annual Fixed Rent as finally determined for the Extension Term is determined to be greater than the Interim Rent, then the Tenant shall pay to the Landlord the amount of the underpayment for the period from the end of the initial term of this Lease until the Extension Rent Determination Date within thirty (30) days of the Extension Rent Determination Date. If the Annual Fixed Rent as finally determined for the Extension Term is determined to be less than the Interim Rent, then the Landlord shall credit the amount of such overpayment against the monthly installments of Annual Fixed Rent coming due after the Extension Rent Determination Date.
ARTICLE III.

RENT AND OTHER PAYMENTS
Section 3.1    Annual Fixed Rent.
From and after the Commencement Date, the Tenant shall pay, without notice or demand, monthly installments of one-twelfth (l/12th) of the Annual Fixed Rent in effect and applicable to the Premises, in advance, on the first day of each calendar month of the Term and of the corresponding fraction of said one-twelfth (l/12th) for any fraction of a calendar month at the Commencement Date or end of the Term. The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth in Exhibit A.
Section 3.2    Real Estate Taxes.
From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Tax Expenses Allocable to the Premises (as such term is hereinafter defined) in accordance with this Section 3.2. The following terms shall have the meanings indicated or referred to below:
(a)    “Tax Year” means the 12-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.
(b)    “The Tenant’s Tax Expense Allocable to the Premises” means that portion of the Landlord’s Tax Expenses for a Tax Year which bears the same proportion thereto as the rentable floor area of the Premises (from time to time) bears to the total rentable floor area of the Building; provided, however, in the event that retail space in the Building is valued by the assessing authorities differently than the office space in the Building due solely on the basis of its use as retail space, the Tenant’s Tax Expense Allocable to the Premises with respect to any Tax Year will be adjusted as is appropriate so that the Tenant is responsible for the portion of the Real Estate Taxes which are properly allocable to the Premises, as reasonably determined by Landlord based on information with respect to the assessment process made available by the assessing authorities.

(c)    “The Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes on the Property with respect to that Tax Year, reduced by any abatement or other tax refunds or credits received with respect to that Tax Year, plus any fees paid to third party consultants used by Landlord in connection with the calculation, abatement or refunding of Real Estate Taxes.
(d)    “Real Estate Taxes” means (i) all taxes and special assessments of every kind and nature assessed by any governmental authority on the Property; and (ii) reasonable expenses of any proceedings for abatement of such taxes or special assessments. Any special assessments to be included within the definition of “Real Estate Taxes” for any Tax Year shall be limited to the amount of the installment (plus any interest thereon) of such special assessment (which shall be payable over the longest period permitted by law) required to be paid during such Tax Year. There shall be excluded from Real Estate Taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes.”
Payments by the Tenant on account of the Tenant’s Tax Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be in the amount of one-twelfth (l/12th) of the Tenant’s Tax Expenses Allocable to the Premises for the current Tax Year as reasonably estimated by the Landlord.
Not later than one hundred twenty (120) days after the end of each Tax Year, the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding Tax Year or fraction thereof, as the case may be, Real Estate Taxes for such Tax Year, and any abatements or refunds of such Real Estate Taxes. Expenses incurred in obtaining any tax abatement or refund may be charged against such tax abatement or refund before the adjustments are made for the Tax Year. If at the time such statement is rendered it is determined with respect to any Tax Year, that the Tenant has paid (i) less than the Tenant’s Tax Expenses Allocable to the Premises or (ii) more than the Tenant’s Tax Expenses Allocable to the Premises, then, in the case of clause “(i)” the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of clause “(ii)” the Landlord shall credit the amount of such overpayment against the next monthly installments of the Tenant’s Tax Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment if the Term has expired or earlier terminated within thirty (30) days after such expiration or termination).

To the extent that Real Estate Taxes shall be payable to the taxing authority in installments with respect to periods other than a Tax Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments. Notwithstanding the foregoing provisions, no decrease in Landlord’s Tax Expenses with respect to any Tax Year shall result in a reduction of the amount otherwise payable by Tenant if and to the extent any such decrease is attributed by the assessing authority solely to the vacant space in the Building based on information with respect to the assessment process made available by the assessing authorities to Landlord; provided, however, that in no event shall Landlord collect more than one hundred percent (100%) of the Landlord’s Tax Expenses for the tenants of the Building.
Section 3.3    Operating Expenses.
From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, as hereinafter defined, in accordance with this Section 3.3. The following terms shall have the meanings indicated or referred to below:
(a)    “The Tenant’s Operating Expenses Allocable to the Premises” means that portion of the Operating Expenses for the Property which bears the same proportion thereto as the rentable floor area of the Premises bears to the total rentable floor area of the Building.
(b)    “Operating Expenses for the Property” means Landlord’s cost of operating, cleaning, maintaining and repairing the Property, the roads, driveways and walkways for providing access to the Building, and shall include without limitation the cost of services on Exhibit D; premiums for insurance carried pursuant to Section 7.4; the amount deductible from any fire or other casualty insurance claim of the Landlord (which amount is currently $10,000.00, and which amount may be increased during the Term and any Extension Term provided such increase is reasonable and customary); reasonable compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons (University Park/Building general manager and below) directly engaged in the managing, operating, maintaining or cleaning of the Property; interior landscaping and maintenance; steam, water, sewer, gas, oil, electricity, telephone and other utility charges (excluding such utility charges which are either separately metered or separately chargeable to Tenant or other Building tenants); cost of building and cleaning supplies used in cleaning the common areas of the Property; the costs of providing conditioned air for HVAC purposes (excluding such costs which are either separately metered or separately chargeable to tenants for additional or special services and those charges related to the cost of operating base Building equipment not used by Tenant)); the costs of routine environmental management programs operated by Landlord (including, but not limited to, periodic testing of air quality, temperature and humidity and the proper operation of the HVAC system); rental costs for equipment used in the operating, cleaning, maintaining or repairing of the common areas of the Property, or the applicable fair market rental charges in the case of equipment owned by Landlord; cost of cleaning; cost of maintenance, repairs and replacements (other than repairs and replacements reimbursed from contractors under guarantees or made by the Landlord pursuant to the Work Letter, reimbursed from any tenant of the Property or for which Landlord otherwise receives reimbursement); cost of snow removal; cost of landscape, streetscape, graphics, signage and banner maintenance; security services (security shall be building standard security; Tenant shall be responsible for the cost of any additional security services it may require due to its business operations); payments under service contracts with independent contractors; management fees at reasonable rates consistent with the type of occupancy and the service rendered, which such fees are currently $1.07 per rentable square foot; the cost of any capital improvement either required by law or regulation or which reduces the Operating Expenses for the Property or which improves the management and operation of the Property in a manner acceptable to Tenant, which cost shall be amortized in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the base lending rate announced by a major commercial bank designated by the Landlord (the “Prime Rate”), or such higher rate (not to exceed the Prime Rate plus three percent [3%]) as may have been paid by the Landlord on funds actually borrowed for the purpose of constructing such capital improvements; charges reasonably allocated to the Building on a prorata basis for the cost of operating, cleaning, maintaining and repairing of University Park common areas, facilities, amenities and open spaces; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance, repair and administration of the Property. If, for any reason, portions of the rentable area of the Building not included in the Premises were not occupied by tenants or any tenants in the Building were supplied with a different level of standard services than those supplied to the Tenant under this Lease, Landlord’s Operating Expenses for the Property shall include the amounts reasonably determined by Landlord which would have been incurred if all of the rentable area in the Building were occupied and were supplied with the same level of standard services as supplied to the Tenant under this Lease. Additionally, if certain services or facilities supplied under this Lease by Landlord do not from time to time, in Landlord’s reasonable judgment, serve all of the users in the Building (i.e., office, retail, banking, restaurant, etc.), then the costs associated therewith shall be equitably allocated by Landlord, in its reasonable judgment, exclusively or proportionately to and among only those portions of the total rentable floor area of the Building that are benefiting from such services or facilities.
Operating Expenses for the Property shall not include the following: the Landlord’s Tax Expense; cost of repairs or replacements (i) resulting from eminent domain takings, (ii) to the extent reimbursed by insurance, (iii) resulting from correcting defects in the work for which the Landlord is obligated pursuant to the Work Letter or pursuant to agreement with any other tenant in the Building, or those covered by builder’s or contractor’s warranties or guaranties, (iv) required, above and beyond ordinary periodic maintenance, to maintain in serviceable condition the major structural elements of the Building, including the roof, exterior walls and floor slabs; replacement or contingency reserves; cost of capital improvements except to the extent permitted in the preceding paragraph; ground lease rents or payment of debt obligations; accounting, legal and other professional fees for matters not relating to the normal administration and operation of the Property; promotional, advertising, public relations or brokerage fees and commissions paid in connection with services rendered for securing or renewing leases; services provided for the exclusive use or benefit of retail tenants in the Building; costs of renovating or otherwise improving space for tenants or other occupants of the Building; any cost of reconstruction or other work occasioned by fire, windstorm, or by any other casualty except as specifically permitted in the preceding paragraph; or by the exercise of the right of eminent domain; interest and principal payments on loans or any rental payments on any ground leases or legal fees or other costs of defending or prosecuting any lawsuits or disputes with any mortgagee or ground lessor; advertising expenses and leasing commissions and any other cost in connection with leasing of space in the Building; any cost or expenditure for which the Landlord is reimbursed, whether by insurance proceeds or otherwise; the cost of constructing and maintaining the 20 Sidney Street Garage or any temporary parking area provided to the Tenant pursuant to Section 2.4. The Landlord’s Operating Expenses shall be reduced by the amount of any proceeds, payments, credits or reimbursements which the Landlord receives from sources other than tenants and which are applicable to such Operating Expenses for the Property.
Payments by the Tenant for its share of the Operating Expenses for the Property shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord to be sufficient to aggregate a sum equal to the Tenant’s share of the Operating Expenses for the Property for each fiscal year of Landlord.
Not later than ninety (90) days after the end of each fiscal year of Landlord or fraction thereof during the Term or fraction thereof at the end of the Term, the Landlord shall render the Tenant a statement (“Landlord’s Statement”) in reasonable detail and according to usual accounting practices certified by a representative of the Landlord, showing for the preceding fiscal year of Landlord or fraction thereof, as the case may be, the Operating Expenses for the Property and the Tenant’s Operating Expenses Allocable to the Premises. Said statement to be rendered to the Tenant also shall show for the preceding fiscal year of Landlord or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant. If at the time such statement is rendered it is determined with respect to any fiscal year, that the Tenant has paid (i) less than the Tenant’s Operating Expenses Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of clause “(i)” the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of clause “(ii)” the Landlord shall credit the amount of such overpayment against the next monthly installment of the Tenant’s Additional Rent (or refund such overpayment if the Term has expired or earlier terminated within thirty (30) days after such expiration or termination).
Section 3.4    Other Utility Charges.
During the Term, the Tenant shall pay directly to the provider of the service all separately metered charges for electrical service in the Premises (including, but not limited to, lights,

electrical outlets, VAV boxes and any other special equipment exclusively servicing the Premises, whether located within or outside of the Premises), and shall pay to Landlord as Additional Rent its allocable share of the actual costs charged to Landlord by the providers of water, sewer and other services and utilities which are based on submetered usage.
Section 3.5    Above-standard Services.
If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those described in Exhibit D, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by Landlord for such services at Landlord’s rates as are from time to time in effect, which rates shall reflect the actual cost to Landlord of providing such services, including reasonable actual out-of-pocket costs to third parties and reasonable costs associated with the use of internal staff of either Landlord or affiliated entities of Landlord (but only to the extent such costs are not included in Operating Expenses by Landlord). If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at the time and in the fashion in which Annual Fixed Rent under this Lease is payable. Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord. Landlord shall have the right from time to time to inspect Tenant’s utility meters and to install timers or submeters thereon for purposes of monitoring above-standard service usage.
Section 3.6    No Offsets.
Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as specifically permitted herein.
Section 3.7    Tenant’s Audit Rights.
Landlord agrees to make its books and records relating to the Operating Expenses for the Property and the Landlord’s Tax Expenses available for examination during normal business hours at Landlord’s principal office in Cleveland, Ohio upon reasonable notice by Tenant and its representatives; provided that any such examination or audit shall be by an employee of Tenant or an accounting firm or property management firm, the fees of which are not determined on a contingent basis, shall be at Tenant’s sole cost and expense, and may be conducted only if a notice is sent by Tenant requesting the same not later than ninety (90) days following delivery of Landlord’s Statement. If Tenant’s audit discloses a discrepancy which involves an overcharge of Tenant’s Operating Expenses Allocable to the Premises or the Tenant’s Tax Expense Allocable to the Premises for the period covered by such Landlord’s Statement, Landlord shall provide Tenant with a credit against the next installment(s) of Tenant’s Additional Rent in the amount of the overpayment by Tenant. If such discrepancy as so agreed upon or determined involves an overcharge to Tenant of more than five percent (5%) in the aggregate for such year, Landlord shall be responsible for the reasonable hourly fees of the accounting firm or auditing firm conducting the audit.

ARTICLE IV.

ALTERATIONS
Section 4.1    Consent Required for Tenant’s Alterations.
The Tenant may make interior alterations and additions of a decorative or cosmetic nature (as defined below), the cost of which does not exceed $50,000 in the aggregate in any twelve (12) month period, without the need of any approval from Landlord (“Cosmetic Alterations”). The Tenant shall not make alterations or additions to the Premises except in accordance with the University Park Tenant Design and Construction Manual and the plans and specifications therefor first approved by the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for Landlord’s reasonable out-of-pocket costs for any third party architectural, engineering or other consulting services reasonably required by Landlord in connection with Landlord’s review and approval of Tenant’s plans and specifications, provided, however, there shall be no charge in connection with Landlord’s review of Tenant’s plans for the initial alteration to the Premises. The Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (i) would adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility serving any area of the Building outside of the Premises or any publicly accessible major interior features of the Building, (ii) will require unusual expense to readapt the Premises to normal use unless the Tenant first gives assurance reasonably acceptable to the Landlord that such readaptation will be made prior to the expiration of the Term without expense to the Landlord, or (iii) which would not be compatible with existing mechanical or electrical, plumbing, HVAC or other systems in the Building, or use more than Tenant’s prorata share of Building capacities, in each case, as reasonably determined by the Landlord.
Section 4.2    Ownership of Alterations.
All alterations and additions shall be part of the Building and owned by the Landlord except for the items listed on Exhibit G (the “Removable Items”), as such Exhibit G may be amended upon the written agreement of Landlord and Tenant. The Removable Items may be removed by Tenant at its option upon the expiration or earlier termination of this Lease, provided, however, Landlord may require such removal by Tenant provided Landlord advised Tenant i n writing of such requirement prior to the installation of the alteration or addition by Tenant. If Tenant fails to inform Landlord, in writing, at least ten (10) days prior to the installation of the alteration or addition, thereby preventing Landlord from making a determination as to whether it will want such addition or alteration removed from the Premises prior to its installation, then Landlord may require such removal without exception. All movable equipment and furnishings not attached to the Premises shall remain the property of the Tenant and shall be removed by the Tenant upon termination or expiration of this Lease. The Tenant shall repair any damage caused by the removal of any alterations, additions or personal property from the Premises, including the Removable Items. Additionally, Tenant shall be responsible for decommissioning all lab space in the Premises including the removal of all chemical, radioactive and/or biohazardous materials upon termination or expiration of this Lease.
Section 4.3    Construction Requirements for Alterations.
All construction work by the Tenant shall be done in a good and workmanlike manner employing only first-class materials and in compliance with Landlord’s construction rules and regulations then in effect and with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defects. All of the Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by the Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold or delay. The Tenant, before starting any work, shall receive and comply with Landlord’s construction rules and regulations and shall cause Tenant’s contractors to comply therewith, shall secure all licenses and permits necessary therefor, shall deliver to the Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them, and shall deliver to Landlord security satisfactory to the Landlord protecting the Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and comprehensive general public liability insurance with such limits as the Landlord may require reasonably, but in no event less than $1,000,000 (individual)/$3,000,000 (aggregate) or in such other amounts as Landlord may reasonably require covering personal injury and death and property damage (all such insurance to be written in companies approved reasonably by the Landlord and insuring the Landlord, Landlord’s managing agent, ground lessor and first mortgagee, and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days’ notice to the Landlord prior to cancellation, nonrenewal or material change), and to deliver to the Landlord certificates of all such insurance.
Section 4.4    Payment for Tenant Alterations.
The Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and promptly to discharge any such liens which may so attach. If any such lien shall be filed against the Premises or the Property as a result of any work done on the Premises by Tenant, its agents, employees or independent contractors, and the Tenant shall fail to cause such lien to be discharged within ten (10) days after the filing thereof, the Landlord may cause such lien to be discharged by payment, bond or otherwise without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed. The Tenant shall reimburse the Landlord, as Additional Rent, for any reasonable cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.
ARTICLE V.

RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES
Section 5.1    Maintenance of Building and Common Areas by Landlord.
Except as otherwise provided in Article VIII, the Landlord shall make such repairs to all structural elements of the Building, including without limitation, the roof, exterior and other load-bearing walls and floor and floor slabs as may be necessary to keep and maintain the same in good order, condition and repair, and maintain and make, or cause to be maintained and made, such repairs to the Common Building Areas as may be necessary to keep them in good order, condition and repair, including without limitation, the glass in the exterior walls of the Building, and all mechanical systems and equipment serving the Building and not exclusively serving the Premises. The Landlord shall further perform the services set forth on Exhibit D attached hereto. The Landlord shall in no event be responsible to the Tenant for any condition in the Premises or the Building to the extent caused by an act or neglect of the Tenant, or any invitee or contractor of the Tenant. Tenant, its employees, agents and contractors, shall reasonably cooperate in the ongoing conduct of any environmental management programs conducted by Landlord, and shall participate and comply with the reasonable requirements of such programs to the extent Tenant is notified of same in writing and such requirements and recommendations pertain to the operations or maintenance responsibilities of the Tenant under this Lease, such requirements do not unreasonably interfere with Tenant’s use of the Premises. Except as otherwise provided in this Lease, Landlord’s costs in performing the obligations contained in this Section 5.1 shall be reimbursed by the Tenant to the extent provided in Section 3.3.
Landlord covenants that it shall use reasonable efforts to operate, clean, repair, maintain and manage the Property efficiently and economically.
Section 5.2    Maintenance of Premises by Tenant.
The Tenant shall keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, including mechanical equipment and other systems exclusively serving the Premises, reasonable wear and tear excepted, and further excepting those repairs for which the Landlord is responsible pursuant to Section 5.1 and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain, and shall surrender the Premises at the end of the Term in such condition, first removing all goods and effects of the Tenant and, to the extent specified by the Landlord by notice to the Tenant pursuant to Section 4.2, all alterations and additions made by the Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. The Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Building by the Tenant, or any of the contractors or invitees of the Tenant. All of Tenant’s data, networking, security and other systems and equipment, shall be maintained by Tenant. Tenant shall, upon request, provide evidence reasonably satisfactory to Landlord that it has available the necessary expertise to properly conduct and carry out this responsibility, either through persons employed by the Tenant or through contracts with independent service organizations, or a combination thereof.
Section 5.3    Delays in Landlord’s Services.
The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason or inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises in accordance with Section 2.3 hereof for any purposes authorized in this Lease, or for repairing the Premises as required or permitted herein or any portion of the Building. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises provided, however, Landlord shall use reasonable, good faith efforts not to interfere with Tenant’s conduct of its business on the Premises.
The Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency, until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise diligent efforts to eliminate the cause thereof. Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance notice of any contemplated stoppage and will use diligent efforts to avoid unnecessary inconvenience to the Tenant by reason thereof. In no event shall the Landlord have any liability to the Tenant for the unavailability of heat, light or any utility or service to be provided by the Landlord to the extent that such unavailability is caused by External Causes, provided, however, that the Landlord is obligated to exercise diligent efforts to restore the services or utility systems’ operation.
Notwithstanding anything contained herein to the contrary, in the event Landlord shall fail to provide the services it is required to provide to Tenant hereunder (a “Service Failure”) other than as a result of Tenant’s acts or omissions or External Causes, and as a result thereof, Tenant is reasonably unable to use or conduct its operations on part or all of the Premises for more than three (3) business days, Tenant shall be entitled to proportionate abatement of rent for the period Tenant is reasonably unable to use or conduct its operations in part or all of the Premises. If a Service Failure is a result of any cause other than Tenant’s acts or omissions, and results in a loss of service to the Premises and to more than fifty percent (50%) of the Building,

Tenant shall have the right to terminate this Lease if Landlord fails or is unable to restore such services within six (6) months from the date of interruption and Tenant is reasonably unable to use or conduct its operations in a substantial part or all of the Premises. If a Service Failure is a result of any cause other than Tenant’s acts or omissions, and results in a loss of service to the Premises but to less than fifty percent (50%) of the Building, Tenant shall have the right to terminate this Lease if Landlord fails or is unable to restore such services within three (3) months from the date of interruption and Tenant is reasonably unable to use or conduct its operations in a substantial part or all of the Premises. Tenant shall have the right to terminate this Lease as aforesaid by written notice to Landlord at any time after the expiration of such six (6) month period, and such termination shall be effective as of the date of Tenant’s notice.
ARTICLE VI.

TENANT COVENANTS
The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:
Section 6.1    Permitted Uses.
The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale. The Tenant shall give written notice to the Landlord of any materials on OSHA’s right to know list or which are subject to regulation by any other federal, state, municipal or other governmental authority and which the Tenant intends to have present at the Premises. The Tenant shall comply with all requirements of public authorities and of the Board of Fire Underwriters in connection with methods of storage, use and disposal thereof. The Tenant shall not permit in the Premises any nuisance, or the emission from the Premises of any objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance or liable to invalidate or increase premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste.in or with respect to the Premises, nor generate, store or dispose of any oil, toxic substances, hazardous wastes, or hazardous materials (each a, “Hazardous Material”), or permit the same in or on the Premises or any parking areas provided for under this Lease, unless first giving Landlord notice thereof. The Tenant may use radioactive materials and experiment with laboratory animals on the Premises so long as Tenant complies, at all times during the Term, with any and all applicable laws, regulations, ordinances, orders and the like. The Tenant shall not dump, flush or in any way introduce any Hazardous Materials into septic, sewage or other waste disposal systems serving the Premises or any parking areas provided for under this Lease, except in accordance with all applicable laws, regulations, ordinances, orders and the like or as permitted by government license or permit obtained by the Tenant. The Tenant will indemnify the Landlord and its successors and assigns against all claims, loss, cost, and expense, including reasonable attorneys’ fees, incurred as a result of any contamination of the Building or any other portion of University Park with Hazardous Materials by the Tenant or Tenant’s contractors, licensees, invitees, agents, servants or employees. With respect to any Permitted Use, Tenant shall provide to Landlord certified copies of all regulatory filings, licenses and permits Tenant has been required by law to obtain prior to handling any such Hazardous Materials, together with evidence reasonably satisfactory to Landlord that such licenses and/or permits are valid and in full force and effect. Tenant shall have received all such licenses and/or permits prior to commencement of its operations in the Premises. From time to time hereafter, upon thirty (30) days advance notice from Landlord, Tenant will provide Landlord with such updated certified copies of licenses and/or permits as the Landlord may reasonably request. Upon written request by the Landlord, Tenant shall immediately remove any material or substances which are not in compliance with this Section 6.1.
Section 6.2    Laws and Regulations.
The Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders, federal guidelines, and similar requirements in effect from time to time, including, without limitation, any such requirements pertaining to employment opportunity, anti-discrimination, affirmative action and traffic mitigation.
Section 6.3    Rules and Regulations; Signs.
The Tenant shall not obstruct in any manner any portion of the Property not hereby leased; shall not permit the placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and shall comply with all reasonable rules and regulations of uniform application to all occupants of the Building now or hereafter made by the Landlord, of which the Tenant has been given notice, for the care and use of the Property and the parking facilities relating thereto. The Landlord shall not be liable to the Tenant for the failure of other occupants of the Building to conform to any such rules and regulations, but Landlord shall make reasonable efforts to enforce such rules and regulations on a uniform basis.
The Landlord shall provide a Building directory in the office lobby with Tenant’s name and floor locations within the Building listed therein and Building standard signage at the entry of the Premises.
Section 6.4    Safety Compliance.
The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of any non-office use made by the Tenant (as opposed to major safety appliances required generally for the Property and the Building, for which the Landlord shall be responsible) and to procure all licenses and permits so required because of such use and, if requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses. Tenant shall conduct such periodic tests, evaluations or certifications of safety appliances and equipment as are required or recommended in accordance with generally accepted standards to ensure that such safety appliances and equipment remain in good working order, and shall provide to Landlord copies of such reports, evaluations and certifications as requested by Landlord.
Section 6.5    Landlord’s Entry.
The Tenant shall permit the Landlord and its agents, after reasonable notice (except in the case of emergencies) and with accompaniment by a representative of Tenant to enter the Premises at all reasonable hours for the purpose of inspecting or of making repairs as required or permitted to be made herein to the same, and for the purpose of showing the Premises to prospective purchasers and mortgagees at all reasonable times after reasonable prior notice to Tenant and to prospective tenants during the last twelve (12) months of the Term provided that in connection with such entry, Tenant may provide procedures reasonably designed so as not to jeopardize Tenant’s trade secrets, proprietary technology or critical business operations. Except in case of an emergency, Landlord shall not enter Tenant’s so-called “clean rooms” without Tenant’s prior consent and without accompaniment by a representative of Tenant.
Section 6.6    Floor Load.
The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Further, Tenant shall not move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner, in such areas and at such time as the Landlord shall in each instance reasonably authorize. The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.
Section 6.7    Personal Property Tax.
The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed. Tenant shall have the right to contest the validity or amount of any such taxes by appropriate proceedings diligently conducted in good faith.
Section 6.8    Assignment and Subleases.
The Tenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease, or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises without, in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld or delayed. Except as specifically permitted herein, any assignment or sublease made without such consent shall be void. Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right to assign or otherwise transfer this Lease or the Premises, or part of the Premises, without obtaining the prior consent of Landlord, (a) to its parent corporation or to a wholly owned subsidiary or to a corporation which is wholly owned by the same corporation which wholly owns Tenant, provided that (i) the transferee shall, prior to the effective date of the transfer, deliver to Landlord instruments evidencing such transfer and its agreement to assume and be bound by all the terms, conditions and covenants of this Lease to be performed by Tenant, all in form reasonably acceptable to Landlord, and (ii) at the time of such transfer there shall not be an uncured Event of Default under this Lease; or (b) to the purchaser of all or substantially all of its assets, or to any entity into which the Tenant may be merged or consolidated (along with all or substantially all of its assets) (the “Acquiring Company”), provided that (i) the net assets of the Acquiring Company at the time of the transfer or merger shall not be less than the net assets of Tenant at the time of the signing of this Lease, (ii) the Acquiring Company continues to operate the business conducted in the Premises consistent with the Permitted Uses described in Exhibit A hereto, (iii) the Acquiring Company shall assume in writing, in form acceptable to Landlord, all of Tenant’s obligations under this Lease, (iv) Tenant shall provide to Landlord such additional information regarding the Acquiring Company as Landlord shall reasonably request, and (v) Tenant shall pay Landlord’s reasonable expenses actually incurred in connection therewith. Unless Landlord shall have objected to such assignment or transfer by Tenant within ten (10) business days following Landlord’s receipt of the information or items described in (b)(i) and (iii) above, Landlord shall be deemed to have waived its right to object thereto. The transfers described in this paragraph are referred to hereinafter as “Permitted Transfers.”
Whether or not the Landlord consents, or is required to consent, to any assignment or subletting, and except for Permitted Transfers, the Tenant named herein shall remain fully and primarily liable for the obligations of the tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease. The Tenant shall give the Landlord notice of any proposed sublease or assignment, whether or not the Landlord’s consent is required hereunder, specifying the provisions of the proposed subletting or assignment, including (i) the name and address of the proposed subtenant or assignee, (ii) a copy of the proposed subtenant’s or assignee’s most recent annual financial statement, (iii) all of the terms and provisions upon which the proposed subletting or assignment is to be made and such other information concerning the proposed subletting or assignment is to be made and such other information concerning the proposed subtenant or assignee as the Tenant has obtained in connection with the proposed subletting or assignment. The Tenant shall reimburse the Landlord promptly after receiving a written invoice thereof for reasonable legal and other expenses actually incurred by the Landlord in connection with any request by the Tenant for consent to any assignment or subletting. If this Lease is assigned, and Tenant is in default beyond any grace or cure period under the Lease, the Landlord may, upon prior written notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibitions contained in this Section 6.8 or the acceptance of the assignee, sublessee or occupant as a tenant, or a release of the Tenant from the further performance by the Tenant of covenants on the part of the Tenant herein contained. The Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant actually receives from any subtenant or assignee as rent, additional rent or other forms of compensation or reimbursement for the sublease, assignment or occupancy of the Premises, after deducting therefrom (i) the then due and payable proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased), and (ii) all reasonable and customary sublease expenses (including but not limited to bonafide brokerage fees, fit up expenses, free rent periods, marketing costs and attorney’s fees) incurred by Tenant. The preceding sentence shall not apply to any Permitted Transfers. The consent by the Landlord to an assignment or subletting shall not be construed to relieve the Tenant from obtaining the express consent in writing of the Landlord to any further assignment or subletting.
ARTICLE VII.

INDEMNITY AND INSURANCE
Section 7.1    Indemnity.
To the maximum extent this agreement may be made effective according to law, the Tenant agrees to defend, indemnify and save harmless the Landlord from and against all claims, loss, or damage of whatever nature arising from any breach by Tenant of any obligation of Tenant under this Lease beyond applicable notice and cure periods or from any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Premises is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, in or about the Premises or arising from any accident, injury or damage occurring outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University Park or any adjacent area maintained by Landlord or any individual or entity affiliated with Landlord, where such accident, injury or damage results from an act or omission on the part of the Tenant or the Tenant’s agents or employees, licensees, invitees, servants or contractors, provided that the foregoing indemnity shall not include any cost or damage arising from any act, omission or negligence of the Landlord, or the Landlord’s contractors, licensees, invitees, agents, servants or employees.
Landlord agrees to defend, indemnify and save harmless Tenant from legal action, damages, loss, liability and any other expense in connection with loss of life, bodily or personal injury or property damage, arising from or out of the intentional or willful misconduct or gross negligence of Landlord, its agents, employees, licensees, servants, invitees or contractors, which occur in or about the Premises, outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University

Park or any adjacent area maintained by Landlord, except to the extent that such loss of life, bodily or personal injury or property damage is due to the willful misconduct or act, omission or neglect of Tenant, its agents, contractors, employees, licensees, invitees or servants.
The foregoing indemnities and hold harmless agreements shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon, and the defense thereof.
Section 7.2    Liability Insurance.
The Tenant agrees to maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, a policy of commercial general liability insurance under which the Landlord (and the Building’s managing agent, any ground lessor and any holder of a first mortgage on the Property of whom the Tenant is notified in writing by the Landlord, collectively, the “Additional Named Insureds”) and the Tenant are named as insureds, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Each such policy shall be noncancel1able and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord and such ground lessor and first mortgagee without thirty (30) days’ prior notice to the Landlord and the Additional Named Insureds and a certificate of insurance shall be delivered to the Landlord. The minimum limits of liability of such insurance as of the Commencement Date shall be Three Million Dollars ($3,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate for combined bodily injury (or death) and damage to property, and from time to time during the Term such limits of liability shall be increased to reflect such higher limits as are customarily required pursuant to new leases of space in the Boston/Cambridge area with respect to similar properties and similar uses.
Section 7.3    Alterations; Improvements and Betterments; Personal Property at Risk.
The Tenant agrees to maintain in full force at all times throughout the Term, policy(s) of all risk property damage insurance, naming Landlord (and the Additional Named Insureds) and the Tenant as insureds as their interests may appear, covering all of Tenant’s leasehold improvements and alterations to the extent of their full replacement costs as updated from time to time during the Term.
The Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Land or parking facilities provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant (subject to Section 7.5 hereof) for any injury, loss, damage or liability to the extent same is caused by Landlord’s, or its agents’, employees’, servants’ or contractors’, negligence or willful misconduct.
Section 7.4    Landlord’s Insurance.
The Landlord shall carry, or cause to be carried, such casualty and liability insurance upon and with respect to operations at the Building as may from time to time be deemed reasonably prudent by the Landlord or required by any mortgagee holding a mortgage thereon or any ground lessor of the Land, and in any event, insurance against loss by fire and the risks now covered by extended coverage endorsement No. 4 in an amount at least equal to the full replacement cost of the Building, exclusive of foundations, excavations and footings.
Section 7.5    Waiver of Subrogation.
Any insurance carried by either party, or caused to be carried by either party, with respect to the Building, Land, Premises, parking facilities or any property therein or occurrences thereon shall, without further request by either party, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of any claim, damage, injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any claims or rights of recovery against the other for injury or loss, including, without limitation, injury or loss caused by negligence of such other party to the extent covered by insurance actually carried or required to be carried hereunder.
ARTICLE VIII.

CASUALTY AND EMINENT DOMAIN
Section 8.1    Restoration Following Casualties.
If, during the Term, the Building or the Premises shall be damaged by fire or casualty, subject to the exceptions and limitations provided below, the Landlord shall proceed promptly to exercise diligent efforts to restore, or cause to be restored, the Building or the Premises, as the case may be, to substantially the condition thereof just prior to time of such damage, but the Landlord shall not be responsible for delay in such restoration which may result from External Causes or due to any act, failure to act or neglect of Tenant or Tenant’s servants, agents, employees or licensees. The Landlord shall have no obligation to expend in the reconstruction of the Building more than the actual amount of insurance proceeds made available to the Landlord by its insurer and not retained by the Landlord’s mortgagee or ground lessor. Any restoration of the Building or the Premises shall be altered to the extent necessary to comply with then current laws and applicable codes.
Section 8.2    Landlord’s Termination Election.
If the Landlord reasonably determines that the amount of insurance proceeds available to the Landlord is insufficient to cover the cost of restoring the Building or if in the reasonable opinion of the Landlord the Building has been so damaged that it is appropriate for the Landlord to raze or substantially alter the Building, then the Landlord may terminate this Lease by giving notice to the Tenant within ninety (90) days after the date of the casualty or such later date as is required to allow the Landlord a reasonable time to make either such determination, but in no event later than one hundred twenty (120) days from the date of the casualty. Any such termination shall be effective on the date designated in such notice from the Landlord, but in any event, not later than ninety (90) days after such notice, and if no date is specified, effective upon the delivery of such notice.
Section 8.3    Tenant’s Termination Election.
After any casualty which materially impairs the use of a material portion of the Premises, unless the Landlord has earlier advised the Tenant of the Landlord’s election to terminate this Lease pursuant to Section 8.2, or to restore the Premises and maintain this Lease in effect pursuant to Section 8.1, the Tenant shall have the right, after the expiration of the ninety (90)-day period provided in Section 8.2 above, to give a written notice to the Landlord requiring the Landlord within ten (10) days thereafter to exercise or waive any right of the Landlord to terminate this Lease pursuant to Section 8.2 as a result of such casualty and if the Landlord fails to give timely notice to the Tenant waiving any right under Section 8.2 to terminate this Lease based on such casualty, the Tenant shall be entitled, at any time until the Landlord has given notice to the Tenant waiving such termination right, to give notice to the Landlord terminating this Lease. Where the Landlord is obligated to restore the Premises, unless such restoration is completed within nine (9) months from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to External Causes or due to any act, failure to act or neglect of Tenant or Tenant’s servants, agents, employees or licensees (but in no event beyond twelve (12) months from the date of the casualty or taking), the Tenant shall have the right to terminate this Lease at any time after the expiration of such 9 -month or 12 -month period, as the case may be, until the restoration is substantially completed, such termination to take effect as of the date of the Tenant’s notice.
Section 8.4    Casualty at Expiration of Lease.
If the Premises shall be damaged by fire or casualty in such a manner that the Premises cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the commencement of repair work and such damage occurs within the last two (2) years of the Term (as the same may have been extended prior to such fire or casualty), either party shall have the right, by giving notice to the other not later than sixty (60) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice.
Section 8.5    Eminent Domain.
Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for the Tenant’s purposes, shall be taken by condemnation or right of eminent domain, the Landlord or the Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after the effective date of such taking. If so much of the Building shall be so taken that the Landlord reasonably determines that it would be appropriate to raze or substantially alter the Building, the Landlord shall have the right to terminate this Lease by giving notice to the Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.
Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence and to the availability of sufficient proceeds from the eminent domain taking not retained by any mortgagee or ground lessor.
Section 8.6    Rent After Casualty or Taking.
If the Premises shall be damaged by fire or other casualty, the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant. In the event of a taking which reduces the area of the Premises, a just proportion of the Annual Fixed Rent shall be abated for the period of such taking.
Section 8.7    Taking Award.
The Landlord shall have and hereby reserves and accepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, improvements made by Tenant in the Premises, and Tenant’s trade fixtures and equipment in the Premises, provided that such action shall not affect the amount of compensation otherwise recoverable by the Landlord from the taking authority pursuant to the preceding sentence.

ARTICLE IX.

DEFAULT
Section 9.1    Tenant’s Default.
Each of the following shall constitute an Event of Default:
(a)    Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for ten (10) days after written notice from the Landlord that the same are past due; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 9.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure to pay by Tenant.
(b)    Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after notice from the Landlord to the Tenant thereof, provided that in the case of breaches of obligations under this Lease which cannot be cured within thirty (30) days through the exercise of due diligence, so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure, such breach shall not be deemed to create an Event of Default.
(c)    The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant is bankrupt or insolvent according to law; or any assignment of the property of the Tenant for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the Tenant’s property by a court of competent jurisdiction; or the filing of an involuntary petition against the Tenant under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within ninety (90) days; the filing by the Tenant of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.
If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, the Landlord lawfully may, immediately or at any time thereafter, give notice to the Tenant specifying the Event of Default and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Tenant shall remain liable as hereinafter provided.
Section 9.2    Damages.

In the event that this Lease is terminated pursuant to Section 9.1 above, Tenant covenants to pay punctually to Landlord all the sums (“Periodic Payments”) and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the foregoing covenant, Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all of Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses for preparing the Premises for reletting. The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same. The Landlord agrees to use diligent, good faith efforts to relet the Premises, but the Landlord may, at its option, seek to rent other properties of the Landlord prior to reletting the Premises. Subject to the obligations of Landlord in the preceding sentence, no action of the Landlord or failure to relet in accordance with the foregoing shall operate to release or reduce the Tenant’s liability hereunder.
At any time following the termination of this Lease, Landlord may elect to receive, in lieu of receiving further Periodic Payments, an amount (the “Lump Sum Payment”) equal to the excess, if any, of the discounted present value of the total rent reserved for the remainder of the Term after such election over the then discounted present fair rental value of the Premises for the remainder of the Term after such election. In calculating the rent reserved, there shall be included, in addition to the Annual Fixed Rent and all Additional Rent (assuming that Real Estate Taxes and Operating Expenses for the Property will increase annually by a reasonable amount), the value of all other considerations agreed to be paid or performed by Tenant over the remainder of the Term.
Section 9.3    Cumulative Rights.
The specific remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, the Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
Section 9.4    Landlord’s Self-help.
If the Tenant shall at any time default in the performance of any obligation under this Lease, the Landlord shall have the right, but not the obligation, after expiration of any applicable notice and grace period, upon reasonable, but in no event more than ten (10) days’ notice to the Tenant (except in case of emergency in which case no notice need be given), to perform such obligation. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease.
Section 9.5    Enforcement Expenses.
Each party hereto shall promptly reimburse the other for all costs and expenses, including without limitation reasonable legal fees, incurred by such party in exercising and enforcing its rights under this Lease following the other party’s failure to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default pursuant to Sections 9.1 or 9.7 hereof. If either party hereto be made or becomes a party to any litigation commenced by or against the other party by or against a third party, or incurs costs or expenses related to such litigation, involving any part of the Property and the enforcement of any of the rights. Obligations or remedies of such party, then the party becoming involved in any such litigation because of a claim against such other party hereto shall receive from such other party hereto all costs and reasonable attorneys’ fees incurred by such party in such litigation.
Section 9.6    Late Charges and Interest on Overdue Payments.
In the event that any payment of Annual Fixed Rent or Additional Rent shall remain unpaid for a period of ten (10) days after the same are due, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of two percent (2%) of the amount overdue. In addition, any Annual Fixed Rent and Additional Rent not paid when due shall bear interest from the date due to the Landlord until paid at the variable rate (the “Default Interest Rate”) equal to the higher of (i) the rate at which interest accrues on amounts not paid when due under the terms of the Landlord’s financing for the Building, as from time to time in effect, and (ii) one hundred and twenty-five percent (125%) of the Prime Rate (as defined in Section 3.3(b) hereof).
Section 9.7    Landlord’s Right to Notice and Cure.
The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation.
ARTICLE X.

MORTGAGEES’ AND GROUND LESSORS’ RIGHTS
Section 10.1    Subordination and Attornment.
This Lease shall, at the election of the holder of any mortgage or ground lease on the Property, be subject and subordinate to any and all mortgages or ground leases on the Property, so that the lien of any such mortgage or ground lease shall be superior to all rights hereby or hereafter vested in the Tenant, provided that such mortgagee or ground lessor shall have entered into a non-disturbance and attornment agreement with Tenant, the form of which shall be furnished by the mortgagee or ground lessor, as the case may be, with such reasonable modifications as Tenant shall request within a reasonable time period. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings on or in which the Premises is contained, upon any foreclosure of any mortgage upon such land or buildings or upon the execution of any deed in lieu of such foreclosure in respect of such mortgage. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided herein; provided, however, that no successor-in-interest shall be bound by any payment of rent for more than one (1) month in advance, or any amendment or modification of this lease made without the express written consent of the mortgagee under such mortgage. Any action for the foreclosure of an existing mortgage on the Property shall not terminate this Lease or cause this Lease to be terminable by Tenant by reason of the termination of any such ground lease unless Tenant is specifically named and joined in any such action and unless a judgment is obtained therein against Tenant resulting in a termination of this Lease.
Section 10.2    Prepayment of Rent not to Bind Mortgagee.
No Annual Fixed Rent, Additional Rent, or any other charge payable to the Landlord shall be paid more than thirty (30) days prior to the due date thereof under the terms of this Lease and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee or ground lessor) be a nullity as against such mortgagee or ground lessor and the Tenant shall be liable for the amount of such payments to such mortgagee or ground lessor.
Section 10.3    Tenant’s Duty to Notify Mortgagee; Mortgagee’s Ability to Cure.
No act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relieved of the Tenant’s obligations to pay Annual Fixed Rent or Additional Rent hereunder or to terminate this Lease, shall result in a release or termination of such obligations of the Tenant or a termination of this Lease unless (i) the Tenant shall have first given written notice of the Landlord’s act or failure to act to the Landlord’s mortgagees and ground lessors of record, if any, of whose identity and address the Tenant shall have been given notice, specifying the act or failure to act on the part of the Landlord which would give basis to the Tenant’s rights; and (ii) such mortgagees and ground lessors, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, which shall include a reasonable time for such mortgagee and ground lessor, (but in no event more than thirty (30) days after receipt of such notice) to obtain possession of the Property if possession is necessary for the mortgagee or ground lessor to correct or cure the condition and if the mortgagee or ground lessor notifies the Tenant of its intention to take possession of the Property and correct or cure such condition.
Section 10.4    Estoppel Certificates.
The Tenant shall from time to time, upon not less than fifteen (15) days’ prior written request by the Landlord, which such request shall include a copy of such estoppel certificate, execute, acknowledge and deliver to the Landlord a statement in writing certifying to the Landlord or an independent third party, with a true and correct copy of this Lease attached thereto, to the extent such statements continue to be true and accurate, (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant has accepted, is satisfied with, and is in full possession of the Premises, including all improvements, additions, and alterations thereto required to be made by Landlord under the Lease; (vi) that the Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the Term of the Lease as specified in the Lease; (vii) the Term, the Commencement Date, and any other relevant dates, and that the Tenant has been in occupancy since the Commencement Date and paying rent since the specified dates; (viii) that no monetary or other considerations, including, but not limited to, rental concessions for Landlord, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into Lease, except as specified; (ix) that Tenant has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease; (x) that the Lease (as same may be amended) represents the entire agreement between Landlord and Tenant; and (xi) such other matters with respect to the Tenant and this Lease as the Landlord may reasonably request in writing. On the Commencement Date, the Tenant shall, at the request of the Landlord, promptly execute, acknowledge and deliver to the Landlord a statement in writing that the Commencement Date has occurred, that the Annual Fixed Rent has begun to accrue and that the Tenant has taken occupancy of the Premises. Any statement delivered pursuant to this

Section may be relied upon by any prospective purchaser, mortgagee or ground lessor of the Premises and shall be binding on the Tenant, but any such statement shall not amend this Lease and shall not be binding on the Tenant against Landlord. Landlord shall from time to time, upon not less than fifteen (15) days’ prior written request by the Tenant, execute, acknowledge and deliver to the Tenant a statement in writing certifying to the Tenant or an independent third party, with a true and correct copy of this Lease attached thereto, to the extent such statements continue to be true and accurate (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Tenant or the Landlord under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid, (v) that the Tenant is in full possession of the Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease; (vi) that the Tenant has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the Term of the Lease as specified in the Lease; (vii) that the Tenant has been in occupancy since the Commencement Date and paying rent since the specified dates; (viii) that no monetary or other considerations, including, but not limited to, rental concessions for Landlord, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into the Lease, except as specified: (ix) that Landlord has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease; (x) that the Lease represents the entire agreement between Landlord and Tenant; and (xi) such other matters with respect to the Tenant and this Lease as the Tenant may reasonably request. Any statement delivered pursuant to this Section may be relied upon by any prospective lender of Tenant and shall be binding on the Landlord.
ARTICLE XI.

MISCELLANEOUS
Section 11.1    Notice of Lease.
The Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a Notice of Lease in form appropriate for recording or registration acknowledging the Commencement Date, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.
Section 11.2    Notices.
Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Landlord. Any communication so addressed shall be deemed duly given on the earlier of (i) the date received if hand-delivered by either party or mailed by a reputable same-day delivery service, (ii) the day following the day of mailing if mailed by a reputable overnight delivery service, or (iii) on the third business day following the day of mailing if mailed by registered or certified mail, return receipt requested. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord.
Section 11.3    Successors and Limitation on Liability on the Landlord.
The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership. The obligations of the Landlord shall be binding upon the assets of the Landlord consisting of an equity ownership of the Property (and including any proceeds realized from the sale of such Property) but not upon other assets of the Landlord and neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than an equity interest in the Property.
Section 11.4    Waivers by the Landlord or Tenant.
The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, unless such waiver be in writing signed by the waiving party. No consent or waiver, express or implied, by the Landlord or the Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
Section 11.5    Acceptance of Partial Payments of Rent.
No acceptance by the Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.
Section 11.6    Interpretation and Partial Invalidity.
If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.
Section 11.7    Quiet Enjoyment.
So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under the Landlord.
Section 11.8    Brokerage.
Each party represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Lease other than Meredith & Grew and Trammell Crow Company and shall indemnify and hold harmless the other from claims for any brokerage commission by any other broker or agent claiming same by, through or under the indemnifying party.
Section 11.9    Surrender of Premises and Holding Over.
The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, reasonable wear and tear and damage by fire or other casualty or eminent domain taking and damage by the negligence or willful misconduct of Landlord or its agents, contractors or employees excepted, first removing therefrom all goods and effects of the Tenant and any leasehold improvements Landlord specified for removal pursuant to Section 4.2, and repairing all damage caused by such removal. Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.
If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, the Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to one hundred fifty percent (150%) of the Annual Fixed Rent and the Additional Rent required to be paid under this Lease as applied to any period in which the Tenant shall remain in possession. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re-entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.
Section 11.10    Ground Lease.
This Lease is in all respects subject to the ground lease (the “Ground Lease”) between the Landlord’s predecessor in interest as lessee and the Massachusetts Institute of Technology (“MIT”) as lessor dated April 20, 1986, as amended by that certain First Amendment to Construction and Lease Agreement dated as of December 15, 1997, and that certain Second Amendment to Construction and Lease Agreement dated as of June 12, 2000. If the Ground Lease shall terminate during the Term for any reason whatsoever, except as may otherwise be agreed in the Non-Disturbance Agreement, this Lease shall be terminable by Landlord in its sole discretion with the same force and effect as if such termination date had been named herein as the date of expiration hereof.
Section 11.11    Security Deposit.
INTENTIONALLY OMITTED
Section 11.12    Financial Reporting.
Tenant shall from time to time (but at least annually) on the anniversary of the Lease provide Landlord with financial statements of Tenant, together with related statements of Tenant’s operations for Tenant’s most recent fiscal year then ended, certified by an independent certified public accounting firm.
Section 11.13    Cambridge Employment Plan.

The Tenant agrees to sign an agreement with the Employment and Training Agency designated by the City Manager of the City of Cambridge as provided in subsections (a) - (g) of Section 24-4 of Ordinance Number 1005 of the City of Cambridge, adopted April 23, 1984.
Section 11.14    Parking and Transportation Demand Management.
Tenant covenants and agrees to work cooperatively with Landlord to develop a parking and transportation demand management (“PTDM”) program that comprises part of a comprehensive PTDM for University Park. In connection therewith, the use of single occupant vehicle commuting will be discouraged and the use of alternative modes of transportation and/or alternative work hours will be promoted. Without limitation of the foregoing, Tenant agrees that its PTDM program (and Tenant will require in any sublease or occupancy agreement permitting occupancy in the Premises that such occupant’s PTDM program) will include offering a subsidized MBTA transit pass, either constituting a full subsidy or a subsidy in an amount equal to the maximum deductible amount therefore allowed under the federal tax code, to any employee working in the Premises requesting one. Tenant agrees to comply with the traffic mitigation measures required by the City of Cambridge, and Tenant shall otherwise comply with all legal requirements of the City of Cambridge pertaining thereto.

IN WITNESS WHEREOF, this Lease has been executed and delivered as of the date first above written as a sealed instrument.

LANDLORD:	FC 64 SIDNEY, INC., a Massachusetts corporation
By: /s/ Michael Farley
Michael Farley Vice President

TENANT:	GENZYME CORPORATION, a Massachusetts corporation
By: /s/ Henri Termeer
Title: CEO

Signature Page to Lease
ACTIVE/85424089.2

EXHIBIT A
Basic Lease Terms

Annual Fixed Rent for the Term:	$35.00 per rentable square foot
Security Deposit:	$
Initial Term:	Sixty (60) months, commencing on the Commencement Date (as set forth in Section 2.5), and expiring on February 8, 2011.
Landlord’s Original Address:	FC 64 Sidney Street, Inc. Terminal Tower 50 Public Square, Suite 1100 Cleveland, Ohio 44113-2267 Attention: James Ratner
Landlord’s Address for Notices:	Landlord’s Original Address with copies in like manner to: Forest City Commercial Management, Inc. 64 Sidney Street Cambridge, Massachusetts 02139-4234 Attention: Michael Farley
Tenant’s Address for Notices:
Genzyme Corporation
Metro West Place
15 Pleasant Street Connector
Framingham, MA 01701
Attn: Evan Lebson

With copies in like manner to:

Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142
Attn: Bob Hesslein, Esq.

and

Palmer & Dodge LLP
111 Huntington Avenue At Prudential Center
Boston, MA 02199-7613
Attn: Thomas G. Schnorr, Esq.

Premises:	45,161 total rentable square feet (rsf) comprising that portion of the 1st, 2nd and 3rd floors of the Building depicted on Exhibit B-2 to the Lease.

Exhibit A - 1

Parking Privileges:
During the Term, Landlord shall provide, and Tenant shall pay for, sixty-eight (68) parking passes. During the Term the Tenant shall pay the market rate from time to time in effect for parking passes provided by Landlord as aforesaid. Market rate shall be reasonably determined by Landlord based on comparable parking spaces and usage rights available in the Kendall Square/Cambridge Center area. Tenant shall have the right to lease additional parking passes, as available, on a month to month basis. Visitor parking will also be available within the parking garage at standard hourly rates. Should Tenant expand the Premises in the future, the Parking Privileges shall be increased on the basis of one and one-half parking passes per each one thousand square feet of space leased.

Permitted Uses:	Research and development and general office use.

Exhibit A - 2

EXHIBIT B
Legal Description

Exhibit B - 1

A parcel of land situated in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, being more particularly bounded and described as follows:
Beginning at the intersection of the relocated southeasterly street line of Sidney Street and the southwesterly street line of a private way (formerly Auburn Street);
Thence running S 51° 25’ 00” E along said southwesterly line of a private way, a distance of 131.51 feet, to a point;
Thence running along the line of a private way on the following three (3) courses:
S 38° 25’ 13” W, a distance of 176.99 feet to a point;
Westerly on a curve to the left having a radius of 60.00 feet, an arc length of 62.88 feet to a point;
and N 51° 34’ 47” W, a distance of 91.97 feet to a point on the aforesaid relocated southeasterly street line of Sidney Street;
Thence running N 38° 25’ 13” E, along said southeasterly line, a distance of 17.52 feet, to a point;
Thence running S 51° 34’ 47” E, along a jog in said southeasterly line, a distance of 4.00 feet, to a point;
Thence running N 38° 25’ 13” E, along said southeasterly line, a distance of 201.18 feet, to the point of beginning.
The above-described parcel contains 27,580 square feet, more or less, or 0.6332 acres, more or less and is shown as Lot 4(A) on a plan entitled “Plan of Land in Cambridge, Massachusetts, 64 Sidney Street” prepared by Cullinan Engineering Co., Inc., which plan is recorded with the Middlesex S.D. Registry of Deeds in Book 19753, Page 54.
Included within the above-described property are the following parcels of registered land:
a.    That parcel of land shown on Land Court Plan 7631A;
b.    A portion of the land shown as Lot Bl on Land Court Plan 3993C; and
c.    A portion of the land shown as Lot C on Land Court Plan 3993B.

Exhibit B - 2

EXHIBIT B-1
Map of University Park

Exhibit B-1 - 1

MASSACHUSETTS AVENUE
FRANKLIN STREET
SIDNEY STREET
PACIFIC STREET
CROSS STREET
64 Sidney Street
350
129
23
20
55
26
45
38
35
40
46-60
75
64
65
80
64-84
30
91
88
88-104
100

Exhibit B-1 - 2

EXHIBIT B-2
Depiction of Premises

Exhibit B-2 - 1

Exhibit B-1

The

Richards

Building

64 Sidney Street
Cambridge, MA 02139

UNIVERSITY PARK AT MIT

Freight Elev.
Service Vest.
Tele.
Elev.
Jan.
Elev.
Elev.
M
W
N

Third Floor Plans

Exhibit B-2- 2

The
Richards
Building

64 Sidney Street
Cambridge, MA 02139

UNIVERSITY
PARK
AT MIT

Freight Elev.
Service Vest.
Tele.
Elec.
Jan.
Elev.
Elev.
M
W

Second Floor Plan

N

Exhibit B-2- 3

EXHIBIT C
Work Letter
1.    Landlord shall provide to Tenant an allowance (the “Leasehold Improvements Allowance”) equal to (i) the product of Five and 00/100 Dollars ($5.00) times (ii) the rentable square footage of the Premises (for a total of Two Hundred Twenty-Five Thousand Eight Hundred Five and 00/100 Dollars ($225,805.00)), for application to the costs and expenses, more particularly set forth below, incurred by or on behalf of Tenant. If Tenant incurs costs in excess of the Leasehold Improvements Allowance, then all such costs shall be born solely by Tenant. Any unused Leasehold Improvements Allowance may be applied as rent credit(s) at the beginning of the Term.
2.    The application of the Leasehold Improvement Allowance by Landlord shall be limited to payment of the following costs and expenses incurred by or on behalf of Tenant in connection with leasehold improvements to the Premises: the actual documented and verified cost pursuant to Tenant’s design and construction contracts, including without limitation the associated contractor’s overhead and profit and general conditions, incurred in the construction of the leasehold improvements to the Premises, except for the making of improvements, installation of items which are moveable rather than permanent improvements,(but excluding cabling), examples of which may include furniture, telephone communications and security equipment, and bench-top laboratory equipment items such as microscopes.
3.    During the construction of any leasehold improvements with respect to which Tenant desires to have the Leasehold Improvements Allowance applied, and in accordance with the commercially reasonable terms and conditions typically imposed upon a landlord pursuant to a construction loan agreement, such as, without limitation, retainage, lien waiver, and other requisition conditions, Tenant shall, on a monthly basis (as the Tenant’s contractor submits to Tenant its application for payment), deliver to Landlord a requisition for payment showing the costs of the leasehold improvements in question and the amount of the current payment requested from Landlord for disbursement from the Leasehold Improvements Allowance within thirty (30) days after receipt of Tenant’s requisition. Payments made on account of Tenant’s requisitions shall be made from the Leasehold Improvement Allowance. Following the completion of any such leasehold improvements, Tenant shall deliver to the Landlord, within ninety (90) days of completion, a statement showing the final costs of such leasehold improvements, the amounts paid to date, or on behalf of the Tenant, and any amounts available for release of retainage.

Exhibit C - 1

EXHIBIT D
Standard Services
Landlord shall provide, or cause to be provided, the following standard services throughout the Term, which services may be modified from time to time by Landlord:
A.    Regular maintenance of interior plants and exterior landscaping of the Building and all University Park common areas.
B.    Regular maintenance, sweeping and snow removal of exterior areas around the Building, parking areas and throughout University Park.
C.    Complete interior and exterior cleaning of all windows two times per year.
D.    Daily, weekday maintenance of hallways, passenger elevators, common area bathrooms, lobby areas and vestibules.
E.    Periodic cleaning of stairwells, freight elevators, and back of house areas.
F.    Daily, weekday rubbish removal of all common area trash receptacles.
G.    Daily, weekday cleaning of tenant space in a manner comparable to similar first-class office space in the Cambridge area.
H.    Maintenance and repair of all base Building mechanical, electrical, plumbing and life safety systems and all other building systems serving the common areas.
I.    Operation and maintenance of Building surveillance and alarm systems, links to the University Park command center, and security officer services in the Building and throughout University Park as appropriate in Landlord’s reasonable determination.
J.    Conditioned air for HVAC purposes shall be provided to the Premises from central mechanical equipment and shall be available 24 hours per day, 7 days per week; provided, however, Landlord reserves the right, pursuant to Section 3.5 of this Lease, to charge for conditioned air provided after normal business hours (8am - 6pm) if Landlord reasonably determines that demand for such conditioned air is not consistently needed throughout the Building during such non-business hours. Any charges for conditioned air shall include Landlord’s reasonable estimate of the cost of energy, additional equipment maintenance and wear and tear associated with such after hours use, but shall not include a surcharge or profit to Landlord.
K.    All utilities for all interior common areas and exterior building lighting.
L.    Regular maintenance of banners, building directories and other building standard directional signage and amenities.
M.    Reasonably adequate water and sewer service to the Premises.

Exhibit D - 1

EXHIBIT E
Rules and Regulations
DEFINITIONS
Wherever in these Rules and Regulations the word “Tenant” is used, it shall be taken to apply to and include the Tenant and its agents, employees, invitees, licensees, contractors, any subtenants and is to be deemed of such number and gender as the circumstances require. The word “Premises” is to be taken to include the space covered by the Lease. The word “Landlord” shall be taken to include the employees and agents of Landlord. Other capitalized terms used but not defined herein shall have the meanings set forth in the Lease. Any consents or approvals required of Landlord herein shall not be unreasonably withheld or delayed.
GENERAL USE OF BUILDING
A.    Space for admitting natural light into any public area or tenanted space of the Building shall not be covered or obstructed by Tenant except in a manner reasonably approved by Landlord.
B.    Toilets, showers and other like apparatus shall be used only for the purpose for which they were constructed.
C.    Intentionally Omitted.
D.    No sign, advertisement, notice or the like, shall be used in the Building by Tenant (other than at its office or as permitted in the Lease). If Tenant violates the foregoing, Landlord may remove the violation without liability and may charge all costs and expenses incurred in so doing to Tenant.
E.    Tenant shall not throw or permit to be thrown anything out of windows or doors or down passages or elsewhere in the Building, or bring or keep any pets therein, or commit or make any indecent or improper acts or noises. In addition, Tenant shall not do or permit anything which will obstruct, injure, annoy or interfere with other tenants or those having business with them, or affect any insurance rate on the Building or violate any provision of any insurance policy on the Building.
F.    Unless expressly permitted by the Landlord in writing:
(1)    No additional locks or similar devices shall be attached to any door or window and no keys other than those provided by the Landlord shall be made for any door. If more than two keys for one lock are desired by the Tenant, the Landlord may provide the same upon payment by the Tenant. Upon termination of this lease or of the Tenant’s possession, the Lessee shall surrender all keys to the Premises and shall explain to the Landlord all combination locks on safes, cabinets and vaults.

Exhibit E - 1

(2)    In order to insure proper use and care of the Premises Tenant shall not install any shades, blinds, or awnings or any interior window treatment without consent of Landlord. Blinds must be building standard.
(3)    All doors to the Premises are to be kept closed at all times except when in actual use for entrance to or exit from such Premises. The Tenant shall be responsible for the locking of doors and the closing of any transoms and windows in and to the Premises. Any damage or loss resulting from violation of this rule shall be paid for by the Tenant.
(4)    The Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery in or about the Premises, or carry on any mechanical business therein. All equipment of any electrical or mechanical nature shall be placed in settings which absorb and prevent any vibration, noise or annoyance.
G.    Landlord shall designate the time when and the method whereby freight, small office equipment, furniture, safes and other like articles may be brought into, moved or removed from the Building or Premises, and to designate the location for temporary disposition of such items.
H.    In order to insure proper use and care of the Premises Tenant shall not allow anyone other than Landlord’s employees or contractors to clean the Premises without Landlord’s permission.
I.    The Premises shall not be defaced in any way. No changes in the HVAC, electrical fixtures or other appurtenances of said Premises shall be made without the prior approval of Landlord and in accordance with Landlord’s construction rules and regulations.
J.    For the general welfare of all tenants and the security of the Building, Landlord may require all persons entering and/or leaving the Building on weekends and holidays and between the hours of 6:00 p.m. and 8:00 a.m. to register with the Building attendant or custodian by signing his name and writing his destination in the Building, and the time of entry and actual or anticipated departure, or other procedures deemed necessary by Lessor. Landlord may deny entry during such hours to any person who fails to provide satisfactory identification.
K.    No animals, birds, pets, and no bicycles or vehicles of any kind shall be brought into or kept in or about said Premises or the lobby or halls of the Building. Tenant shall not cause or permit any unusual or objectionable odors, noises or vibrations to be produced upon or emanate from said Premises.
L.    Unless specifically authorized by Landlord, employees or agents of Landlord shall not perform for nor be asked by Tenant to perform work other than their regularly assigned duties.
M.    Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as

Exhibit E - 2

an office building and, upon written notice from Landlord, Tenant shall promptly discontinue such advertising.
N.    Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same from occurring.
O.    All parking, Building operation, or construction rules and regulations which may be established from time to time by Landlord on a uniform basis shall be obeyed.
P    Tenant shall not place a load on any floor of said Premises exceeding the floor load limits for the Building. Landlord reserves the right to prescribe the weight and position of all safes and heavy equipment.
Q.    Tenant shall not install or use any air conditioning or heating device or system other than those approved by Landlord.
R.    Landlord shall have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord, may from time to time be needful for the safety, appearance, care and cleanliness of the Building and for the preservation of good order therein, and Tenant shall be given reasonable notice of same.
S.    The access road and loading areas, parking areas, sidewalks, entrances, lobbies, halls, walkways, elevators, stairways and other common area provided by Landlord shall not be obstructed by Tenant, or used for other purpose than for ingress and egress.
T.    In order to insure proper use and care of the Premises Tenant shall not install any call boxes or communications systems or wiring of any kind without Landlord’s permission and direction.
U.    In order to insure proper use and care of the Premises Tenant shall not manufacture any commodity, or prepare or dispense for sale, except through vending machines for the benefit of employees and invitees of Tenant, any foods or beverages, tobacco, flowers, or other commodities or articles without the written consent of Landlord.
V.    In order to insure use and care of the Premises Tenant shall not enter any janitors’ closets, mechanical or electrical areas, telephone closets, loading areas, roof or Building storage areas without the written consent of Landlord.
W.    In order to insure proper use and care of the Premises Tenant shall not place doormats in public corridors without consent of Landlord.

Exhibit E - 3

EXHIBIT F
Roof Equipment

1
2
3
3.1
4
5
6
ACC-1
RTU-1
RTU-2
LHZ SYSTEM VENT DISCHARGE
SHAFT
HTU-1
HUMIDIFIERS
HTU-2
CORE AREA
SHAFT
HEF-3
HEF-2
HEF-1
HEF-4
HEF-5
HEF-6
EF-1
ROOM 216 (INSIDE COLD RM.)
ROOM 314 (QC COLD RM.)
ROOM 220 (OUTSIDE COLD RM.)
ROOM 212A (PILOT PLANT/3T3 WARM RM.)
ENVIRONMENTAL ROOM CONDENSERS

EXHAUST FAN SCHEDULE

ITEM NO.	NOMINAL FLOW (CFM)	EXHAUST SOURCE			
		ROOM NO.	DESCRIPTION	FLOOR	EQUIPMENT
EF-1	500	328	JANITOR CLOSET	3	1 CEILING REGISTER
EF-2	150	235	SOILED GARMENT	2	1 CEILING REGISTER
EF-3	2,380	225	GLASSWASH	2	3 CEILING REGISTER
EF-4	900	323,324	MEN/WOMEN CHANGE	3	2 CEILING REGISTER
EF-5	200	NONE	BLDG. MAINT. STORAGE	1	1 CEILING REGISTER
EF-6	300	336	CRYO/SOLV STORAGE	3	1 CEILING REGISTER
EF-7	350	336,348	QA VALIDATION STORAGE	3	2 CEILING REGISTER
EF-8	800	331	MEDIA PREP/STERILITY	3	1 CEILING REGISTER
EF-9	1,650	362	MECHANICAL ROOM	3	1 CEILING REGISTER
HEF-1	990	217	GRAFTING	2	#04040
HEF-2	990	217	<OUT OF SERVICES>	2	—
HEF-3	990	217	GRAFTING	2	#04055
HEF-4	990	217	GRAFTING	2	#04054
HEF-5	990	305	PEPIMMUNE	3	#04079
HEF-6	990	319	<OUT OF SERVICE>	3	—
HEF-7	990	254	<OUT OF SERVICE>	2	—
HEF-8	990	338	CELL CULTURE ANALYTICAL TESTING	3	#04087
HEF-9	990	316	—	3	#04073

1.1

6
7
8
9
10
A
B
C
D
ENVIRONMENTAL ROOM CONDENSERS
ROOM 337 (QC WARM RM.)
EF-7
EF-6
EF-6
EMERGENCY GENERATOR
SHAFT
HEF-8
HEF-8
HEF-7
HUMIDIFIER WATER TREATMENT SYSTEM
1.1
EF-2
EF-5
EF-3
EF-4
EF-9
VACUUM PUMP EXHAUST
SHAFT
ENVIRONMENTAL ROOM CONDENSER
ROOM 234A
(FORMER 2ND FL. QC COLD RM.)
<OUT OF SERVICE>

OFFICIAL COPY

QA Signature [signature] Implementation Date 5/1/02

95030.1

"OFFICIAL MASTER DRAWING"

THIS RELEASE:	REV. NO. / DESCRIPTION / RELEASE DATE	
R1.1	CHANGES PER B.DIORIO	11/22/2000

REVISION HISTORY

REV. NO.	DESCRIPTION	REV. DATE
0	WALK DOWN 8/6/98	4/27/99
R1.1	CHANGES PER B.DIORIO	11/22/2000

genzyme *tissue repair*

Genzyme Corporation
64 Sidney Street
Cambridge, MA 02139
(617) 494-8484

TITLE: 64 SIDNEY STREET FACILITY HVAC ROOF PLAN	HVAC DRAWING
SCALE: 1/8"=1'	DRAWN BY: LY — DESIGNER:
PROJECT NO: N/A	FILE: [illegible]
FACILITY: 64SIDNEY	DATE: 09/14/1999
SIZE: D	DRAWING NO: 64SID-N/A-PFI-H-007-R1.1

EXHIBIT G
Removable Items
Within the First Floor Spaces:
Property of Landlord: All built-in work surfaces, material lift, piping and instrumentation for medical gas manifold, work bench, and any built-in storage racking.
Property of Tenant: All movable shelving and racks, all carts, all medical gas tanks, all movable office furniture, telecom and computer racks and hubs, all freezers, refrigerators, environmental chambers and Cobalt 60 Irradiator.
Within the Second Floor Spaces:
Property of Landlord: All built-in work surfaces, elevators, dumbwaiters, lifts, piping and instrumentation for utilities, Autoclave, Depyrogenation oven, HVAC equipment, biological safety cabinets, cold rooms, biological neutralization tank.
Property of Tenant: All movable shelving and racks, all carts, all medical, gas tanks, all movable office furniture, all modular cubicles, all freezers, refrigerators, cryostorage equipment, incubators, centrifuges, microscopes, balances, glasswashers, computers, telephone and computer racks and hubs.
Within the Third Floor Spaces:
Property .of Landlord: All built-in surfaces, lab benches, built-in wooden cubicles, elevators, dumbwaiters, lifts piping and instrumentation for utilities, autoclaves, HVAC equipment, biological safety cabinets, fume hoods, cold rooms, utility generation equipment including RO/DI water, plant steam boiler, hot water boilers, vacuum pump skid, compressed air skid, and hot water circulation pumps.
Property of Tenant: All movable shelving and racks, all carts, all medical gas tanks, all movable office furniture, all modular cubicles, all freezers, refrigerators, cryostorage equipment, incubators, centrifuges, microscopes, balances, glasswashers, analytical equipment, computers, telephone and computer racks and hubs.

Exhibit G -1

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is dated as of this 21st day of May, 2010 by and between FC 64 SIDNEY, INC., a Massachusetts corporation (“Landlord”) and GENZYME CORPORATION, a Massachusetts corporation (“Tenant”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Lease.
WITNESSETH
WHEREAS, Landlord and Tenant entered into that certain Lease dated as of November 30, 2005 (the “Lease”), with respect to certain premises located at 64 Sidney Street, Cambridge, Massachusetts; and
WHEREAS, Landlord and Tenant desire to amend the Lease to, among other changes, extend the term of the Lease, all as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease effective as of the date hereof as follows:
1.The term “Initial Term” on Exhibit A to the Lease shall be deleted in its entirety and replaced as follows:

“Initial Term:	Eight (8) years, commencing on February 8, 2006 and terminating on February 8, 2014.”
2.    The term “Annual Fixed Rent for the Term” on Exhibit A to the Lease shall be deleted in its entirety and replaced as follows:

‘‘Annual Fixed Rent for the Term:	February 9, 2006 - February 8, 2011:	$35.00 per rentable square foot, NNN
	February 9, 2011 - February 8, 2012:	$50.00 per rentable square foot, NNN
	February 9, 2012 - February 8, 2013:	$51.00 per rentable square foot, NNN
	February 9, 2013 - February 8, 2014:	$52.00 per rentable square foot, NNN”
3.    Section 2.6 of the Lease shall be amended by deleting the first paragraph thereof and replacing it with the following paragraph:

“Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant and the Tenant is, as of the date of such exercise and as of the commencement date of the Extension Term (as such term is defined below), actually occupying sixty percent (60%) or more of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for one (1) period of three (3) years (such period referred to herein as the “Extension Term”).”
4.    Section 2.6(a) of the Lease shall be amended by deleting the words and numbers “six (6)” in the last sentence of said section and replacing it with “three (3)”.
5.    Section 4.1 of the Lease shall be amended by adding the following sentences to the end of this Section:
“Notwithstanding the foregoing, Tenant shall have the right to provide, install, replace, maintain and remove its own security system within the Premises during the Initial Term of the Lease and any and all of the extensions. This shall include the right to provide its own security officer coverage and install, in a workmanlike fashion, system components of Tenant’s choosing that include but are not limited to security cameras, televisions, monitors and other electronic monitoring devises, electronic door strikes, door contacts, exit sensors, car readers (which may be mounted immediately outside the Premises in common areas), motion detectors, glass break detectors and other similar security systems and/or methods which will protect the Premises to meet Tenant’s corporate security standards.”
6.    Section 11.9 of the Lease shall be amended by adding the following sentences to the end of the first paragraph thereof:
“Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be obligated to restore the Premises or remove any alterations or additions to the Premises at the end of the Term, except for any new items installed after the expiration of the Initial Term which Landlord identified in written notice delivered prior to Landlord approving Tenant’s plans for any alterations or improvements as items which Tenant must remove prior to the expiration of the Lease. Tenant shall not be required to remove its computer and telecommunications wiring, cable and other equipment; provided, however, that to the extent that Tenant replaces any such wiring and cable during the Initial Term or any other extension thereof then it shall, as part of that installation pull and remove from the Premises any wiring and cable that it no longer uses from the specific portion of the Premises in which Tenant is replacing such wiring or cabling. Tenant will yield-up the Premises to Landlord in broom swept condition, reasonable wear and tear and damage resulting from casualty excepted.”

7.    As consideration for this Amendment, Tenant hereby forgives any obligation Landlord has with respect to funding any remaining portion of the Leasehold Improvements Allowance pursuant to Exhibit C of the Lease.
8.    Each of Tenant and Landlord warrant and represent to the other that it has had no dealings with any broker or agent in connection with this Lease other than FHO Partners and Colliers Meredith & Grew (the “Brokers”). Tenant and Landlord agree to defend with counsel reasonably approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges which may be asserted against the other as a result of the other’s breach of this warranty. Landlord shall pay commissions due and owing to FHO Partners at the rate of $1.00 per square foot of the Premises per year during the Extension Term, which shall be paid as follows: fifty percent (50%) upon the execution of this Amendment and fifty percent (50%) on or prior to February 8, 2011, as discussed in more particular detail in a separate agreement with Broker.
9.    Landlord and Tenant agree to execute a Notice of Lease within thirty (30) days of the date of this Amendment. Landlord hereby authorizes Tenant to record the Notice of Lease upon execution by both parties.
10.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
11.    The Lease, as amended hereby, is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications thereto.
12.    This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal, as of the day, month and year first above written.
FC 64 SIDNEY, INC.,
a Massachusetts corporation

By:	/s/ Michael Farley Name: Michael Farley Title: Vice President
GENZYME CORPORATION,
a Massachusetts corporation

By:	/s/ Michael Wyzga Name: Michael Wyzga Title: CFO/EVP

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is dated as of this 30th day of September, 2013 by and between UP 64 SIDNEY, LLC, a Delaware limited liability company (“Landlord”) and GENZYME CORPORATION, a Massachusetts corporation (“Tenant”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Lease.
W I T N E S S E T H
WHEREAS, Landlord’s predecessor in interest and Tenant entered into that certain Lease dated as of November 30, 2005, as amended by that certain First Amendment to Lease dated as of May 21, 2010 (collectively, the “Lease”), with respect to certain premises located at 64 Sidney Street, Cambridge, Massachusetts;
WHEREAS, Landlord and Tenant desire to amend the Lease to, among other changes, extend the term of the Lease, all as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease effective as of the date hereof as follows:
1.The term “Initial Term” on Exhibit A to the Lease shall be deleted in its entirety and replaced as follows:

“Initial Term:	Approximately eleven (11) years, commencing on February 8, 2006 and terminating on February 28, 2017.”

2.    The term “Annual Fixed Rent for the Term” on Exhibit A to the Lease shall be amended by adding the following thereto:

“Annual Fixed Rent for the Term:	February 9, 2014 – February 8, 2015:	$53.00 per rentable square foot, NNN
	February 9, 2015 – February 8, 2016:	$54.00 per rentable square foot, NNN
	February 9, 2016 – February 28, 2017:	$55.00 per rentable square foot, NNN”

3.    Section 2.6 of the Lease shall be amended by deleting the first paragraph thereof and replacing it with the following paragraph:
“Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant and the Tenant (by itself or in combination with any transferee of a Permitted Transfers and/or Collaborative Users, as defined below) is, as of the date of such exercise and as of the commencement date of the Extension Term (as such term is defined below), actually occupying sixty percent (60%) or more of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for two (2) periods of three (3) years each (each such period referred to herein as the “Extension Term”).”
4.    Section 2.6(a) of the Lease shall be amended by deleting the words and numbers “three (3)” in the last sentence of said section and replacing them with the words and numbers “six (6)”.
5.    Section 2.6(c) of the Lease shall be amended by deleting the following proviso starting on the eighth (8th) line of said section:
“provided, however, in no event shall the Extension Fair Rental Value be an amount that is less than the Annual Fixed Rent due during the period immediately preceding such extension.”
6.    The following shall be added as Section 2.7 of the Lease:
“Section 2.7 - Termination Right.
Tenant shall have the right to terminate the Lease effective February 8, 2015, by giving Landlord four (4) months prior written notice (the “First Termination Notice”) and by paying a termination fee at the time of delivery of the First Termination Notice equal to eight-two and one half percent (82.5%) of the Annual Fixed Rent and Additional Rent that then remains outstanding through the end of the Initial Term. The Additional Rent component of the termination fee shall be calculated using utility rates for vacant space, shall exclude any cleaning charges for the Premises, and shall otherwise be based on the actual charges of Additional Rent being billed to Tenant by Landlord at the time of the First Termination Notice.”
Additionally, Tenant shall have the right to terminate the Lease effective February 8, 2016, by giving Landlord six (6) months prior written notice (the “Second Termination Notice”) and by paying a termination fee at the time of delivery of the Second Termination Notice equal to eight-two and one half percent (82.5%) of the Annual Fixed Rent and Additional Rent that then remains outstanding through the end of the Initial Term. The Additional Rent component of the termination fee shall be calculated using utility rates for vacant space, shall exclude any cleaning charges for the Premises, and shall otherwise be based on the actual charges of Additional Rent being billed to Tenant by Landlord at the time of the Second Termination Notice.”
7.    Section 4.1 of the Lease shall be amended by adding the following sentence at the end thereof:

“Notwithstanding anything in the Lease to the contrary, Tenant shall remove any security systems installed by Tenant in the Premises at the end of the Term and repair any damage caused by such removal.”
8.    Tenant is extending the Initial Term of this Lease with the understanding that Tenant is accepting the Premises in their current as-is condition. In the event Tenant makes improvements to the Premises, Tenant shall hire its own contractors, subcontractors, engineers, and architects, subject to Landlord’s reasonable approval, at its expense, to perform Tenant’s alterations work. All work to be performed in the Premises shall be subject to Landlord approval which shall not be unreasonably withheld, conditioned or delayed, and performed in accordance with established tenant construction rules and regulations and in accordance with the requirements in the Lease. There shall be no construction oversight fee paid to Landlord. However, Landlord shall be reimbursed for any reasonable and actual third-party, out-of-pocket expenses incurred by Landlord in the review and approval of Tenant’s plans, specifications, improvements and construction, but in no event shall the reimbursement be greater than $5,000 in the aggregate. Landlord shall cooperate with Tenant and make commercially reasonable efforts to assist Tenant with obtaining the necessary governmental permits for the construction of Tenant’s alterations.
9.    Section 6.8 of the Lease shall be amended by deleting it in its entirety and replacing it with the following:
“Section 6.8 - Assignment and Subleases.
The Tenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease, or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises without, in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld or delayed. Except as specifically permitted herein, any assignment or sublease made without such consent shall be void. Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right to assign or otherwise transfer this Lease or the Premises, or part of the Premises, without obtaining the prior consent of Landlord, (a) to the purchaser of all or substantially all of Tenant’s assets, or to any entity into which the Tenant may be merged or consolidated (along with all or substantially all of its assets), (b) to a successor to Tenant’s business or the business unit of Tenant if such succession takes place by a merger, consolidation, reorganization, stock sale, asset purchase, act of legislature or otherwise, and (c) any Affiliate (as defined below) so long as such Affiliate remains in such relationship to Tenant (the transferee in each subsections (a) through (c) hereinafter referred to as the “Acquiring Company”); provided that (i) the Acquiring Company continues to operate the business conducted in the Premises consistent with the Permitted Uses described in Exhibit A hereto, (ii) the Acquiring Company shall assume in writing, in form acceptable to Landlord, all of Tenant’s obligations under this Lease, (iii) Tenant shall provide to Landlord such additional information regarding the Acquiring

Company as Landlord shall reasonably request; and (iv) Tenant shall pay Landlord’s reasonable expenses actually incurred in connection therewith. An “Affiliate” shall mean any entity which is directly or indirectly through one or more intermediaries controls, is under common control with or is controlled by Tenant. For purposes of the preceding sentence, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Unless Landlord shall have objected to an assignment or transfer by Tenant within ten (10) business days following Landlord’s receipt of the information or items described in subsections (ii) and (iii) above, Landlord shall be deemed to have waived its right to object thereto. The transfers described in this paragraph are referred to hereinafter as “Permitted Transfers.”
Whether or not the Landlord consents, or is required to consent, to any assignment or subletting, and except for Permitted Transfers, the Tenant named herein shall remain fully and primarily liable for the obligations of the tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease. The Tenant shall give the Landlord notice of any proposed sublease or assignment, whether or not the Landlord’s consent is required hereunder, specifying the provisions of the proposed subletting or assignment, including (i) the name and address of the proposed subtenant or assignee, (ii) a copy of the proposed subtenant’s or assignee’s most recent annual financial statement, and (iii) all of the terms and provisions upon which the proposed subletting or assignment is to be made and such other information concerning the proposed subletting or assignment is to be made and such other information concerning the proposed subtenant or assignee as the Tenant has obtained in connection with the proposed subletting or assignment. Only in the event that Landlord, in its sole and absolute discretion, has agreed in writing to release Tenant from all liability under this Lease upon the assignment of this Lease or sublease of all or any portion of the Premises, may Landlord require evidence to the reasonable satisfaction of Landlord that the net assets of the proposed assignee or subtenant are not less than the assets of Tenant at the time of the signing of the Lease.
The Tenant shall reimburse the Landlord promptly after receiving a written invoice thereof for reasonable legal and other expenses actually incurred by the Landlord in connection with any request by the Tenant for consent to any assignment or subletting. If this Lease is assigned, and Tenant is in default beyond any grace or cure period under the Lease, the Landlord may, upon prior written notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibitions contained in this Section 6.8 or the acceptance of the assignee, sublessee or occupant as a tenant, or a release of the Tenant from the further performance by the Tenant of covenants on the part of the Tenant herein contained.
The Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant actually receives from any subtenant or assignee as rent, additional rent or other forms of compensation or reimbursement for the sublease, assignment or occupancy of the Premises, after deducting therefrom (i) the then due and payable proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased), and (ii) all reasonable and customary sublease expenses (including but not limited to bona fide brokerage fees, fit up expenses, free rent periods, marketing costs and attorney’s fees) incurred by Tenant. The preceding sentence shall not apply to any Permitted Transfers. The consent by the Landlord to an assignment or subletting shall not be construed to relieve the Tenant from obtaining the express consent in writing of the Landlord to any further assignment or subletting.
Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to allow the occupancy of the Premises or portions thereof by companies, firms or other entities who are members of a group with whom Tenant has a contractual or other relationship providing for cooperative or collaborative research or development work, who are or typically would be located by Tenant in one of its facilities (each, a “Collaborative User”), without the prior written consent of Landlord, provided, however, that Tenant shall provide Landlord with written notice of such situations if such occupancy involves more than ten (10) people for a period of greater than six (6) months. Tenant shall be fully responsible for ensuring that any such parties comply with the terms of the Lease and Tenant shall at all times remain primarily liable under the Lease.”
10.    Tenant’s Address for Notices set forth on Exhibit A to the Lease shall be deleted in its entirety and replaced with the following:
“Genzyme, a Sanofi company
500 Kendall Street
Cambridge, MA 02142
ATTN: Tracey Quarles
With a copy to: Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston MA 02199
ATTN: LeeAnn Baker
With a copy to: Sanofi
55 Corporate Drive

Bridgewater, NJ 08807
ATTN: General Counsel”
11.    Exhibit G to the Lease shall be amended by deleting the term “biological safety cabinets” from inclusion in the Property of Landlord on the Second Floor Spaces and Third Floor Spaces, and including such term in the “Property of Tenant” on such floors. Notwithstanding the terms of Section 11.9 and per the terms of Section 4.2 of the Lease, Tenant shall remove the biological safety cabinets upon termination or expiration of the Lease.
12.    The defined term “Permitted Uses” set forth in Exhibit A to the Lease shall be deleted in its entirety and replaced with the following:
“Permitted Uses: Research and development and general office use, together with ancillary manufacturing associated therewith.”
13.    To each of Tenant’s and Landlord’s actual knowledge, without inquiry, neither Landlord nor Tenant is in default under the Lease and there is no event or condition which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease.
14.    Landlord and Tenant represent and warrant that they have had no dealings with any broker or agent in connection with this Amendment other than Colliers International New England LLC and Zell Partnership, Inc. (collectively, the “Broker”) and each party shall indemnify and hold harmless the other party from claims for any brokerage commission other than to the Broker. Broker shall be paid a brokerage fee by Landlord pursuant to the terms of a separate agreement.
15.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
16.    The Lease, as amended hereby, is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications thereto.
17.    This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal, as of the day, month and year first above written.
GENZYME CORPORATION,
a Massachusetts corporation
By: /s/ Marc Esteva
Name: Marc Esteva
Title: CFO Genzyme
UP 64 SIDNEY STREET, LLC
a Delaware limited liability company

By:	FC HCN University Park, LLC, a Delaware limited liability company Its Sole Member

By:	Forest City University Park, LLC, a Delaware limited liability company Its Managing Member
By: /s/ Michael Farley
Name: Michael Farley
Title: Vice President

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is dated as of this 8th day of March, 2016 by and between UP 64 SIDNEY STREET, LLC, a Delaware limited liability company (“Landlord”) and VERICEL CORPORATION, a Michigan corporation (“Tenant”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Lease.

W I T NE SS E T H

WHEREAS, Landlord’s predecessor in interest and Tenant’s predecessor in interest entered into that certain Lease dated as of November 30, 2005, as amended by that certain First Amendment to Lease dated as of May 21, 2010, and that certain Second Amendment to Lease dated as of September 30, 2013 (collectively, the “Lease”), with respect to certain premises located at 64 Sidney Street, Cambridge, Massachusetts;

WHEREAS, Tenant is also the tenant under a lease with Landlord dated as of January 23, 2008, as amended (collectively, the “2008 Lease”), with respect to certain other premises also located at 64 Sidney Street, Cambridge, Massachusetts; and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other changes, extend the term of the Lease, amend the definition of Premises, and other revisions all as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease effective as of the date hereof as follows:

1.	The term “Initial Term” on Exhibit A to the Lease shall be deleted in its entirety and replaced as follows:

“Initial Term:	Approximately sixteen (16) years, commencing on February 8, 2006 and terminating on February 28, 2022.”

2.	The term “Premises” on Exhibit A to the Lease shall be amended by adding the following thereto:

“Third Amendment Premises:	306 rsf comprising a portion of the 2nd floor of the Building located adjacent to Suite 200, and located directly above the main lobby of the Building, as shown on Exhibit B-2 attached hereto.”

3.	The term “Annual Fixed Rent for the Term” on Exhibit A to the Lease shall be amended by adding the following thereto:

“Annual Fixed Rent for
the Term:            March 1, 2017 –
February 28, 2018: $71.00 per rentable
square foot, NNN
March 1, 2018–
February 28, 2019: $73.13 per rentable                              square foot, NNN

March 1, 2019–
February 29, 2020: $75.32 per rentable                                  square foot, NNN”

March 1, 2020 –
February 28, 2021: $77.58 per rentable
square foot, NNN
March 1, 2021 –
February 28, 2022: $79.91 per rentable
square foot, NNN

4.	Section 2.6 of the Lease shall be deleted in its entirety and replaced with the following:

“Section 2.6 – Extension Option. Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant and the Tenant is, as of the date of such exercise and as of the commencement date of the Extension Term (as such term is defined below), actually occupying sixty percent (60%) or more of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for one (1) period of five (5) years (the “Extension Term”).

(a)    Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least nine (9) months prior to the expiration of the then current Term. Upon the giving of such notice, this Lease and the Term hereof shall be extended for an additional term of five (5) years without the necessity for the execution of any additional documents except a document evidencing the Annual Fixed Rent for the Extension Term to be determined as set forth below. Time shall be of the essence with respect to the Tenant's giving notice to extend the Term. In no event shall the Term hereof be extended for more than five (5) years after the expiration of the Initial Term.

(b)    The Extension Term shall be upon all the terms, conditions and provisions of this Lease except the Annual Fixed Rent during such five (5) year Extension Term shall be the then Extension Fair Rental Value of the Premises for such Extension Term to be determined under this Section 2.6.

(c)    For purposes of the Extension Term described in this Section 2.6, the Extension Fair Rental Value of the Premises shall mean the then current fair market annual rent for leases of other space similarly improved, in the commercial markets that surround the MIT campus (East Cambridge/Kendall Square/Cambridgeport), taking into account the condition to which such premises have been improved (excluding Removable Alterations) and the economic terms and conditions specified in this Lease that will be applicable thereto, including the savings, if any, due to the absence or reduction of brokerage commissions. The Landlord and Tenant shall endeavor to agree upon the Extension Fair Rental Value of the Premises within thirty (30) days after the Tenant has exercised the option for the Extension Term. If the Extension Fair Rental Value of the Premises is not agreed upon by the Landlord and the Tenant within this time frame, each of the Landlord and the Tenant shall retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing (including brokering) similar commercial real estate in the Cambridge, Massachusetts area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Extension Fair Rental Value. The Landlord and the Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within forty-five (45) days after the last day of the thirty (30) day period referred to above in this Section 2.6, then the determination set forth in the other party’s report shall be final and binding upon the parties. If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the average of these determinations shall be deemed to be the Extension Fair Rental Value for the Premises. If these determinations differ by more than ten percent (10%), then the Landlord and the Tenant shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to the Extension Fair Rental Value for the Premises. If the Landlord and the Tenant cannot agree upon the designation of the Final Professional within ten (10) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, the Landlord and the Tenant shall each submit to the Final Professional a copy of their respective real estate professional’s determination of the Extension Fair Rental Value for the Premises. The Final Professional shall then, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Extension Fair Rental Value (the “Final Professional’s Valuation”). The Final Professional shall give notice of the Final Professional’s Valuation to the Landlord and the Tenant and such decision shall be final and binding upon the Landlord and the Tenant. Each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and one‑half of the fees and expenses of the Final Professional. In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefor (the “Extension Rent Determination Date”), then the Tenant shall pay the Annual Fixed Rent at the then applicable Fixed Rental Rate (such amount being referred to as the “Interim Rent”). If the Annual Fixed Rent as finally determined for the Extension Term is determined to be greater than the Interim Rent, then the Tenant shall pay to the Landlord the amount of the underpayment for the period from the end of the initial term of this Lease until the Extension Rent Determination Date within thirty (30) days of the Extension Rent Determination Date. If the Annual Fixed Rent as finally determined for the Extension Term is determined to be less than the Interim Rent, then the Landlord shall credit the amount of such overpayment against the monthly installments of Annual Fixed Rent coming due after the Extension Rent Determination Date.

(d)    Tenant’s right to exercise the Extension Option set forth in this Section 2.6 shall be contingent on Tenant simultaneously exercising the Extension Option under Section 2.6 of the 2008 Lease.

5.
Tenant is extending the Initial Term of this Lease with the understanding that Tenant is accepting the Premises in their current as-is condition. In the event Tenant makes improvements to the Premises, Tenant shall hire its own contractors, subcontractors, engineers, and architects, subject to Landlord's reasonable approval, at its expense, to perform Tenant's alterations work. All work to be performed in the Premises shall be subject to Landlord approval which shall not be unreasonably withheld, and performed in accordance with established tenant construction rules and regulations and in accordance with the requirements in the Lease. There shall be no construction oversight fee paid to Landlord. However, Landlord shall be reimbursed for any reasonable and actual third-party, out-of-pocket expenses incurred by Landlord in the review and approval of Tenant's plans, specifications, improvements and construction, but in no event shall the reimbursement be greater than $5,000 in the aggregate. Landlord shall cooperate with Tenant and make commercially reasonable efforts to assist Tenant with obtaining the necessary governmental permits for the construction of Tenant’s alterations.

6.	The Work Letter attached to the Lease as Exhibit C shall be amended as follows:

(a)	The first sentence of paragraph 1 shall be deleted and replaced with the following:

“Landlord shall provide to Tenant an allowance (the “Leasehold Improvements Allowance”) equal to the product of (i) Thirty-Five Dollars ($35.00), times (ii) the rentable square footage of the Premises in the amount of 45,467 rsf (for a total of One Million Five Hundred Ninety-One Thousand Three Hundred Forty-Five and 00/100 Dollars ($1,591,345.00)), for application to the costs and expenses, more particularly set forth below, incurred by or on behalf of Tenant.”

(b)	The following shall be added to the end of paragraph 2:

“Notwithstanding the foregoing, the Leasehold Improvements Allowance may be used for Tenant’s leasehold improvements, for construction, for architectural and engineering fees, for IT/Teldata and for project management services. The Leasehold Improvements Allowance shall be available for disbursement to the Tenant at any time following execution of the Third Amendment for any work that commences after execution of the Third Amendment.”

7.	Section 2.7 of the Lease shall be deleted in its entirety and replaced with the following:

“Section 2.7     Right of First Offer.

Prior to entering into any lease for space in any portion of Suite 100 of the Building (containing approximately 12,795 rsf) (the “Option Space”), Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) that the Option Space is available for lease and the terms and conditions upon which it is available, which terms and conditions shall be at fair market value. Tenant’s rights under this Section 2.7 shall be subordinate only to the right to negotiate with any existing tenant in possession of the Option Space.
Provided that at the time of the Landlord’s ROFO Notice: (i) no Event of Default by Tenant exists under the Lease which is uncured and continuing on the part of the

Tenant, other than any which have been waived by the Landlord and the Tenant; and (ii) the Tenant is in occupancy of (a) all of the Premises, and (b) all of the premises under the 2008 Lease, for its own business purposes, Tenant may, by giving notice to Landlord within ten (10) days after Tenant’s receipt of Landlord’s ROFO Notice, elect to lease the Option Space upon the terms and conditions set forth in the Landlord’s ROFO Notice. Without limitation, if said option is duly exercised, Landlord and Tenant shall enter into an amendment to the Lease confirming the inclusion of the Option Space and the adjustment to Annual Fixed Rent and all other charges payable under the Lease. The Option Space shall be offered to Tenant in “as is” condition (or as otherwise set forth in Landlord’s ROFO Notice). If Tenant does not exercise its option under this Section 2.7, Tenant shall have no further option to lease the Option Space and all obligations of Landlord with respect to the Option Space under this Section shall terminate and be of no further force or effect.”

8.
The term “Parking Privileges” on Exhibit A to the Lease shall be amended by deleting the words and number “sixty-eight (68)” and replacing it with “seventy-eight (78)”. Additionally, the following sentence shall be added at the end of the term “Parking Privileges”: “Additionally, Tenant shall have the right to an additional five (5) parking passes by providing written notice to Landlord at any time prior to September 1, 2016.”

9.	Tenant’s Address for Notices set forth on Exhibit A to the Lease shall be deleted in its entirety and replaced with the following: “Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
ATTN: Chief Operating Officer
Cc: Vice President, Legal Affairs”

10.
Exhibit G to the Lease under (a) “Within the Second Floor Spaces:”
shall be amended by replacing the term “Autoclave” in the list of “Property of Landlord” with the term “built-in autoclave” and by adding the term “movable autoclaves” in the “Property of Tenant”, and (b) “Within the Third Floor Spaces:” shall be amended by replacing the term “autoclaves” in the list of “Property of Landlord” with the term “built-in autoclaves” and by adding the term “movable autoclaves” in the “Property of Tenant”.

11.	Exhibit B-2 to the Lease shall be deleted in its entirety and replaced with the new copy of Exhibit B-2 attached hereto.

12.
Landlord and Tenant represent and warrant that they have had no dealings with any broker or agent in connection with this Amendment other than Colliers International New England LLC and Cushman & Wakefield (collectively, the “Broker”) and each party shall indemnify and hold harmless the other party from claims for any brokerage commission. Broker shall be paid a brokerage fee by Landlord pursuant to the terms of a separate agreement.

13.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.	The Lease, as amended hereby, is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications thereto.

15.	This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal, as of the day, month and year first above written.

VERICEL CORPORATION,
a Michigan corporation

By: ___/s/ Dominick Colangelo________________
Name: Dominick Colangelo
Title:     Chief Executive Officer

UP 64 SIDNEY STREET, LLC,
a Delaware limited liability company

By:    FC HCN University Park, LLC,
a Delaware limited liability company
Its Sole Member

By:    Forest City University Park, LLC,
a Delaware limited liability company
Its Managing Member

By: __/s/ Michael Farley___________
Name: ____Michael Farley_________
Title: Vice President

EXHIBIT B-2

DEPICTION OF THE PREMSIES

Exhibit B-2-1

Exhibit B-2-2